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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-150669

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Offered	Amount to be registered(1)	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock (par value $1.00 per share)	4,600,000	$29.75	$136,850,000	$9,757.41

(1)
Includes up to 600,000 shares that may be issued upon exercise of the underwriters' over-allotment option.

(2)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement
To prospectus dated October 22, 2009

4,000,000 Shares

Black Hills Corporation

Common Stock

We have entered into a forward sale agreement with an affiliate of J.P. Morgan Securities LLC, whom we refer to as the forward purchaser. J.P. Morgan Securities LLC, as agent for an affiliate of the forward purchaser, and whom we refer to as the forward seller, is, at our request, borrowing from third parties and selling to the underwriters 4,000,000 shares of our common stock in connection with a forward sale agreement between us and the forward purchaser. If, in the forward seller's commercially reasonable judgment, it is unable to borrow and deliver for sale on the anticipated closing date such number of shares of our common stock, if the forward seller determines, in its commercially reasonable judgment, that it is impracticable to borrow and deliver for sale on the anticipated closing date such number of shares of our common stock, or if the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date such number of shares of our common stock, then we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

We will not initially receive any proceeds from the sale of the shares of our common stock offered hereby, except in certain circumstances described in this prospectus supplement. Although we expect to fully physically settle the forward sale agreement entirely by delivering shares of our common stock in exchange for cash proceeds on a date or dates specified by us within approximately 12 months of the date of this prospectus supplement, we may elect cash or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude it is in our best interest to do so. See "Underwriting—Forward sale agreement" for a description of the forward sale agreement.

Our common stock is listed on the New York Stock Exchange under the symbol "BKH." On November 10, 2010, the closing price of our common stock on the New York Stock Exchange was $31.00 per share.

	Per share	Total

Public offering price	$29.75	$119,000,000
Underwriting discounts and commissions	$1.04125	$4,165,000
Proceeds to Black Hills, before expenses(1)	$28.70875	$114,835,000

(1)   Depending on the price of our common stock at the time of settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus supplement. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreement is fully physically settled based on the initial forward sale price of $28.70875 (which is the public offering price of our common stock, less the underwriting discount shown above). The forward sale price is subject to adjustment pursuant to the terms of the forward sale agreement, and the actual proceeds, if any, will be calculated as described in this prospectus supplement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase from us directly up to an additional 600,000 shares of common stock, solely to cover over-allotments. We may elect, in our sole discretion if such option is exercised, that such additional shares of common stock be sold by the forward seller to the underwriters (in which case we will enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares that are subject to the exercise of the underwriters' over-allotment option). Unless the context requires otherwise, the term "forward sale agreement" as used in this prospectus supplement includes any additional forward sale agreement that we elect to enter into in connection with the exercise, by the underwriters, of their over-allotment option. In the event that we enter into an additional forward sale agreement and elect that any additional shares be sold by the forward seller to the underwriters, if, in the forward seller's commercially reasonable judgment, it is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, if the forward seller determines, in its commercially reasonable judgment, that it is impracticable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, then we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

Investing in our common stock involves a high degree of risk. See "Risk factors" beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under "Underwriting." The underwriters expect to deliver the shares to investors on or about November 17, 2010.

Joint Book-Running Managers

J.P. Morgan	BMO Capital Markets	RBC Capital Markets	Credit Suisse

Co-Managers

Credit Agricole CIB	D.A. Davidson & Co.	Mitsubishi UFJ Securities
Piper Jaffray	RBS	Scotia Capital

November 10, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different or additional information. Further, you should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock. The second part is the accompanying prospectus, which gives more general information. To the extent the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

 Notice to investors

This prospectus supplement and the accompanying prospectus do not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

In making an investment decision, prospective investors must rely on their own examination of the Company and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus supplement or the accompanying prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is permitted to purchase the securities under applicable law.

This prospectus supplement and the accompanying prospectus contain summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

S-ii

Forward-looking statements

This prospectus supplement and the accompanying prospectus include "forward-looking statements" as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus supplement and the accompanying prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential," or "continue" or the negative of these terms or other similar terminology. These forward-looking statements are based on assumptions that we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. Whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the Risk factors set forth in this prospectus supplement and in the reports that we file with the SEC from time to time, and the following:

•
Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidations and changes in competition and (ii) general economic and political conditions, including tax rates or policies and inflation rates;

•
The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest or foreign exchange rates, and the demand for our services, any of which can affect our earnings, our financial liquidity and the underlying value of our assets;

•
Our ability to comply, or to make expenditures required to comply, with changes in laws and regulations, particularly those relating to energy markets, taxation, safety and protection of the environment, and our ability to recover those expenditures in customer rates, where applicable;

•
Federal and state laws concerning climate change and air emissions, including emission reduction mandates, carbon emissions and renewable energy portfolio standards, which may materially increase our generation and production costs and could render some of our generating units uneconomical to operate and maintain, or which could require closure of one or more of our generating units;

•
Changes in business, regulatory compliance and financial reporting practices arising from the enactment of the Energy Policy Act of 2005 and subsequent rules and regulations promulgated thereunder;

•
The effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank") and the regulations to be adopted thereunder on our use of oil and natural gas derivative instruments in connection with our energy marketing activities and to hedge our expected production of oil and natural gas and on our use of interest rate derivative instruments;

•
Changes in state laws or regulations that could cause us to curtail our independent power production or exploration and production activities;

•
Our ability to successfully integrate and profitably operate any recent and future acquisitions;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel, transportation, transmission and purchased power in our regulated utilities;

•
Our ability to receive regulatory approval to recover in rate base our expenditures for new power generation facilities or other utility infrastructure;

•
Our ability to recover our borrowing costs, including debt service costs, in our utility customer rates;

•
The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

•
Our ability to minimize losses related to defaults on amounts due from customers and counterparties, including counterparties to trading and other commercial transactions;

•
The timing and extent of scheduled and unscheduled outages of power generation facilities;

•
Our ability to complete the permitting, construction, start-up and operation of power generating facilities in a cost-effective and timely manner;

•
Our ability to accurately estimate demand from our customers for natural gas;

•
Weather and other natural phenomena;

•
Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force and equipment, or the possibility of reductions in our drilling program resulting from the current economic climate and commodity prices, which also may prevent us from maintaining production rates and replacing reserves for our oil and gas properties;

•
The amount of collateral required to be posted from time to time in our transactions;

•
Our ability to effectively use derivative financial instruments to hedge commodity price, currency exchange rate and interest rate risks;

•
Our ability to provide accurate estimates of proved oil and gas reserves, coal reserves and future production rates and associated costs;

•
Price risk due to marketable securities held as investments in employee benefit plans;

•
Our ability to successfully maintain our corporate credit rating;

•
Our ability to access revolving credit capacity and comply with loan covenants;

•
Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;

•
The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

•
Our ability to continue paying a regular quarterly dividend;

•
Our ability to obtain permanent financing for capital expenditures on reasonable terms either through long-term debt or the issuance of equity;

•
The effect of accounting policies issued periodically by accounting standard-setting bodies;

•
The accounting treatment and earnings impact associated with interest rate swaps;

•
The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;

•
The possibility that we may be required to take impairment charges under the SEC's full cost ceiling test for the accumulated costs of our natural gas and oil reserves;

•
The outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements on our financial condition or results of operations;

•
Additional liabilities for environmental conditions, including remediation and reclamation obligations, under environmental laws;

•
Our ability to successfully complete labor negotiations with labor unions with whom we have collective bargaining agreements and for which we are currently in, or are soon to be in, contract renewal negotiations; and

•
The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions or events.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and may not contain all of the information that is important to you. You should carefully read the more detailed information in the rest of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein about us and the common stock being sold in this offering, including "Risk factors," and the information to which we have referred you, including our consolidated financial statements and the related notes. Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Black Hills," the "Company," "we," "us" and "our" refer to Black Hills Corporation and its subsidiaries.

 About Black Hills Corporation

We are a diversified energy company. Our predecessor company, Black Hills Power and Light Company, was incorporated and began providing electric utility service in 1941 and began selling and marketing various forms of energy on an unregulated basis in 1956. We operate principally in the United States with two major business groups: Utilities and Non-regulated Energy.

Utilities Group

Our Utilities Group conducts business in two segments: Electric Utilities and Gas Utilities.

Electric Utilities

Our Electric Utilities segment conducts operations through the following subsidiaries: Black Hills Power, Inc. ("Black Hills Power"), which operates in South Dakota, Wyoming and Montana; Cheyenne Light, Fuel & Power Company ("Cheyenne Light"), which operates in Wyoming; and Colorado Electric Utility Company, LP ("Colorado Electric"), which operates in Colorado and was acquired by us as part of our acquisition of Aquila, Inc.'s ("Aquila") regulated electric utility in Colorado and its regulated gas utilities in Colorado, Kansas, Nebraska and Iowa in July 2008 (the "Aquila Transaction"). Cheyenne Light's gas distribution operations are also included in this segment. Our electric utilities generate, transmit and distribute electricity to approximately 201,300 customers in Colorado, Montana, South Dakota and Wyoming, and distribute natural gas to roughly 34,100 customers in the vicinity of Cheyenne, Wyoming. Annual energy sales in 2009 were approximately 6.7 million megawatt-hours of electricity and 4.7 billion cubic feet ("Bcf") of gas. Energy sales for the first three quarters of 2010 were approximately 5.2 million megawatt-hours of electricity and 3.4 Bcf of gas. We supply electricity principally to our own distribution systems and various wholesale customers under long-term contracts utilizing our utilities' electric generating facilities and purchased power contracts. Additionally, we sell excess power to other utilities and marketing companies, including affiliates.

Our owned interests in net electric generation capacity is 687 megawatts ("MW"). We also have long-term power purchase agreements that contribute toward meeting our capacity and electric supply needs.

Colorado Electric currently has a power purchase agreement with the Public Service Company of Colorado ("PSCo") under which Colorado Electric is entitled to purchase up to 300 MW of energy and capacity to supply its customers in each of 2010 and 2011. This agreement expires at the end of

2011. During 2009, Colorado Electric received approval from the Colorado Public Utilities Commission (the "CPUC") to build power generation facilities representing 180 MW. These generation facilities are part of a plan to replace the capacity and energy supplied under the power purchase agreement with PSCo. The remaining 200 MW of capacity and energy needed for Colorado Electric will be provided by our Power Generation segment through a 20-year power purchase agreement.

Black Hills Power owns an electric transmission system of 1,007 miles of high voltage transmission lines (greater than 69 Kilovolts ("KV")) and 2,403 miles of low voltage lines (69 or fewer KV) within South Dakota and Wyoming, and jointly owns with Basin Electric Power Cooperative ("Basin Electric") and Powder River Energy Corporation 47 miles of high voltage lines in southwest South Dakota and northeast Wyoming. Black Hills Power also owns a 35% interest in a transmission tie that interconnects the western and eastern transmission grids, which are independently operated transmission grids serving the western United States and eastern United States, respectively. This transmission tie, which is 65% owned by Basin Electric, is one of only eight direct current ties connecting the two grids. The total transfer capacity of the tie is 400 MW (200 MW from west to east and 200 MW from east to west). Cheyenne Light owns an electric transmission system consisting of 25 miles of high voltage transmission lines and 1,172 miles of low voltage transmission lines in Wyoming. Colorado Electric owns an electric transmission system consisting of 509 miles of high voltage transmission lines and 3,019 miles of low voltage transmission lines in Colorado.

Gas Utilities

Our Gas Utilities segment conducts operations as "Black Hills Energy" through the following subsidiaries: Black Hills Colorado Gas Utility Company, LP, Black Hills Iowa Gas Utility Company, LLC, Black Hills Kansas Gas Utility Company, LLC, and Black Hills Nebraska Gas Utility Company, LLC, all of which we acquired in July 2008 as part of the Aquila Transaction. Our gas utilities distribute natural gas to approximately 518,950 customers in Colorado, Iowa, Kansas and Nebraska. We have stable customer counts and 100% fuel cost pass-through in each jurisdiction in which we operate, which allow for additional cash flow stability. Total natural gas sales for this segment were 112 Bcf in 2009 and 83.5 Bcf in the first three quarters of 2010.

Non-regulated Energy Group

Our Non-regulated Energy Group conducts business through four segments: Oil and Gas, Coal Mining, Energy Marketing and Power Generation.

Oil and Gas

Our Oil and Gas segment acquires, explores for, develops and produces natural gas and crude oil to be sold into the commodity markets. At December 31, 2009, we held operating interests in oil and gas properties, including approximately 628 gross and 580 net wells located in the San Juan Basin of New Mexico and Colorado, the Powder River and Big Horn Basins of Wyoming, the Piceance Basin of Colorado and the Nebraska section of the Denver Julesberg Basin. At December 31, 2009, we held non-operated interests in oil and natural gas properties including approximately 686 gross and 90 net wells located in several states including California, Colorado, Louisiana, Montana, North Dakota, Oklahoma, Texas and Wyoming. At December 31, 2009, we had total reserves of approximately 119 billion cubic feet equivalent ("Bcfe") of natural gas and crude oil. Our 2009 annual production of natural gas and crude oil was approximately 12 Bcfe. Our production of natural gas and crude oil in the first three quarters of 2010 was approximately 8 Bcfe. Additionally, we own and operate natural gas gathering, compression and treating facilities in our San Juan and Piceance Basin operations, and a 44.7% non-operated interest in a gas processing plant adjacent to certain of our properties in Wyoming.

Coal Mining

Our Coal Mining segment mines and processes low-sulfur, sub-bituminous coal near Gillette, Wyoming. Our Wyodak mine is located in the Powder River Basin, one of the largest coal reserves in the United States, and had production of approximately 6.0 million tons in 2009 and approximately 4.3 tons in the first three quarters of 2010. Our mining rights to the coal are based on four federal leases and one state lease. As of December 31, 2009, we had coal reserves of approximately 268 million tons, based on internal engineering studies. The reserve life is equal to approximately 41 years at expected production levels. We sell substantially all of our coal production under mid- and long-term contracts to our electric utility subsidiaries and to PacifiCorp, a diversified energy company and co-owner of the Wyodak power plant located adjacent to our Wyodak mine. During 2010, our coal mining operations began selling coal to the 110 MW Wygen III plant which began commercial operations on April 1, 2010. Wygen III is operated by Black Hills Power and is jointly owned by Black Hills Power, Montana Dakota Utilities Co., a public utility division of MDU Resources Group, Inc. and the City of Gillette, Wyoming.

Energy Marketing

Our Energy Marketing segment markets natural gas and crude oil principally in the Rocky Mountain, Western and Mid-continent regions of the United States and Canada. Our energy marketing operations focus primarily on producer services and wholesale natural gas marketing. Our energy marketing operations involve the purchase, sale, storage and transportation of natural gas and crude oil, as well as a variety of services, including asset optimization, price risk management and customized offerings to producer and end-use clients. Our energy marketing customers include natural gas distribution companies, electric utilities, industrial users, oil and gas producers, other energy marketers and retail gas users. Our average daily marketing physical volumes for the year ended December 31, 2009, were approximately 2.0 million "MMBtu," or million British thermal units, of gas and approximately 12,400 barrels of oil. Our average daily marketing physical volumes for the first three quarters of 2010 were approximately 1.6 million MMBtu of gas and approximately 18,000 barrels of oil.

In June 2010, we expanded our energy marketing segment to include coal marketing, with the addition of six new employees to operate the new coal marketing division. Our average daily marketing physical volumes for the first three quarters of 2010 were approximately 28,400 tons of coal. In addition, in the third quarter of 2010, we expanded our energy marketing segment to include power and environmental marketing.

Power Generation

Our Power Generation segment acquires, develops and operates non-regulated power plants. Since 1995, our Power Generation segment has developed 14 power plants. In 2008, we sold seven IPP plants with 974 MW of capacity. Our non-regulated power plant operations currently consist of 120 MW of net generation capacity. The majority of this generation capacity is located at our Gillette, Wyoming site, with smaller plants operating in Idaho. During 2009, our Power Generation segment was awarded the bid through a competitive bidding process to provide 200 MW of capacity and energy to Colorado Electric. Our Power Generation segment is constructing two 100 MW combined-cycle gas-fired power generation facilities which are expected to be completed by the end of 2011 to fulfill a 20-year power purchase agreement with Colorado Electric.

 Our business strategy

We are a customer-focused integrated energy company. Our business is comprised of electric and natural gas utility operations, power generation, and fuel assets and services, including production and marketing operations for crude oil, natural gas and coal. Our focus on customers—whether they are utility customers or non-regulated generation, fuel or marketing customers—provides opportunities to expand our businesses by constructing additional rate base assets to serve our utility customers and expand our non-regulated energy holdings to provide additional products and services to our wholesale customers.

The diversity of our energy operations reduces reliance on any single business segment to achieve our strategic objectives. It mitigates our overall corporate risk and enhances our ability to earn stronger returns for shareholders over the long term. Despite challenging conditions in the capital markets that began in the latter part of 2008, we have sufficient liquidity and solid cash flows, and expect to have continued access to the capital markets as needed. Consequently, our financial foundation is sound and capable of supporting an expansion of operations in both the near and long term.

During 2009, we focused on the continued integration of the five utility properties acquired from Aquila in mid-2008 and the achievement of certain operating efficiencies made possible by the acquisition. During 2009, we consolidated compensation, performance management, employee benefits, payroll, field resource, and customer information systems and processes. During 2010, we consolidated our accounting and information systems, along with systems and processes for procurement, inventory, outage management, utility engineering, power marketing, resource planning and other areas. We expect to achieve additional operating efficiencies from these changes either through additional cost savings or the ability to more efficiently integrate future acquisitions.

Our long-term strategy focuses on growing both our utility and non-regulated energy businesses, primarily by increasing our customer base and providing superior service to both utility and non-regulated energy customers. In our natural gas and electric utilities, we intend to grow our asset base to serve projected customer demand in our existing utility service territories through expansion of infrastructure and construction of new rate-based power generation facilities. We also plan to pursue acquisitions of additional utility properties, primarily in the Great Plains and Rocky Mountain regions of the country. By maintaining our high customer service and reliability standards in a cost-efficient manner, our goal is to secure appropriate rate recovery to provide solid economic returns on our utility investments.

In our fuel production operations, we expect to prudently grow and develop our existing inventory of oil and gas reserves, while we strive to maintain strong relationships with mineral owners, landowners and regulatory authorities. Our ability to grow both production and reserves may be hindered in the short-term by low price levels for both crude oil and natural gas resulting from the impact on demand from a weakened economy and increasing domestic production of natural gas. In the long-term, however, we believe that demand for both natural gas and crude oil will be strong. Given increased regulatory emphasis on wind and solar power generation, and potential greenhouse gas legislation or regulation that may limit construction of new coal-fired power plants, natural gas will be a primary fuel of choice for power generation. Additional gas-fired peaking resources will also be required to provide back-up supply for renewable technologies.

We will continue efforts to develop additional markets for our coal production. Nearly 50% of all electricity generated in the United States is currently supplied from coal-fired plants. It will take decades and significant expense before this generation can be replaced with alternative technologies. As a result, coal-fired resources will remain a necessary component of the nation's electric supply for the foreseeable future. Potential greenhouse gas legislation or regulation may limit construction of new conventional coal-fired power plants, but technologies such as carbon capture and sequestration should provide for the long-term economic use of coal. We are investigating the possible deployment of these technologies at our mine site in Wyoming.

We divested of seven independent power production plants in 2008 (the "IPP Transaction") because we were able to capture significant value for shareholders, but we have not exited the non-regulated power generation business. We have expertise in permitting, constructing and operating power generation facilities. These skills, combined with our understanding of electric resource planning and regulatory procedures, provide a significant opportunity for us to add long-term shareholder value. We intend to grow our non-regulated power generation business by continuing to focus on long-term contractual relationships with other load-serving utilities. This was exemplified with the September 2009 announcement that our non-regulated generation subsidiary was selected as the successful bidder to build 200 MWs of combined-cycle gas fired power generation to provide energy and capacity to our Colorado Electric subsidiary, through a 20-year power purchase agreement.

The expertise of our energy marketing business should provide continued long-term profitability through a risk-managed and disciplined approach to producer services, origination, storage, transportation and proprietary marketing strategies. We will also continue to utilize our marketing expertise to enhance the value of our other energy assets, particularly our fuel and power generation assets.

We operate our lines of business within two business groups: Utilities and Non-regulated Energy. The Utilities Group conducts business through two segments: Electric Utilities and Gas Utilities. The Non-regulated Energy Group conducts business through four segments: Oil and Gas, Coal Mining, Energy Marketing and Power Generation.

The following are key elements of our business strategy:

•
Exploit our fuel cost advantages and our operating and marketing expertise to produce and sell power at attractive margins;

•
Provide stable long-term rates for customers and increase earnings by efficiently planning, constructing and operating rate-base power generation facilities needed to serve our electric utilities;

•
Proactively integrate alternative and renewable energy into our utility energy supply while mitigating and remaining mindful of customer rate impacts;

•
Complete the integration of the five utility properties acquired in the Aquila Transaction, focusing on the achievement of operating efficiencies and cost reductions;

•
Grow our reserves and increase our production of natural gas and crude oil in a cost-effective manner;

•
Expand utility operations through selective acquisitions of electric and gas utilities consistent with our regional focus and strategic advantages;

•
Opportunistically expand our energy marketing operations including producer and end-use origination services and, as warranted by market conditions, natural gas and crude oil storage and transportation opportunities;

•
Selectively grow our non-regulated power generation business in targeted regional markets by developing assets and selling most of the capacity and energy production through mid- and long-term contracts primarily to load-serving utilities;

•
Build and maintain strong relationships with wholesale power customers of both our utilities and non-regulated power generation businesses;

•
Diligently manage the credit, price and operational risks inherent in buying and selling energy commodities; and

•
Maintain an investment grade credit rating and ready access to debt and equity capital markets.

The offering

Issuer	Black Hills Corporation, a South Dakota corporation
Common Stock Offered by the Forward Seller	4,000,000 shares, or 4,600,000 shares if the underwriters' over-allotment option is exercised in full
Common Stock to be Outstanding Immediately After the Offering	39,248,927 shares(1)
Common Stock to be Outstanding after Settlement of the Forward Sale Agreement Assuming Physical Settlement	43,248,927 shares or 43,848,927 shares if the underwriters' over-allotment option is exercised in full(2)
Use of Proceeds	Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement, which settlement must occur within approximately 12 months of the date of this prospectus supplement. At an initial forward sale price of $28.70875 per share, we expect to receive net proceeds of $114,835,000 million (or $132,060,250 million if the underwriters exercise their over-allotment option in full and we elect for the forward seller to sell such shares to the underwriters), subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement. See "Underwriting—Forward sale agreement" for a description of the forward sale agreement.

(1)   Based on the number of shares outstanding as of October 29, 2010. This number excludes (i) shares that we may be required to sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters and (ii) shares reserved for issuance pursuant to the exercise of employee stock options, restricted stock units and performance shares under our omnibus incentive plan, and shares reserved for issuance under our dividend reinvestment and direct stock purchase plan and our short-term incentive plan.

(2)   Based on the number of shares outstanding as of October 29, 2010. This number excludes shares reserved for issuance pursuant to the exercise of employee stock options, restricted stock units and performance shares under our omnibus incentive plan, and shares reserved for issuance under our dividend reinvestment and direct stock purchase plan and our short-term incentive plan.

We intend to use any net proceeds that we receive upon settlement of the forward sale agreement, or from any sales of shares of our common stock to the underwriters in the circumstances described under "Risk factors—Risks related to the forward sale agreement" and "Underwriting—Forward sale agreement," to repay borrowings under our existing $500 million revolving credit facility (the "Revolving Credit Facility") that were used primarily to finance a portion of the construction costs of our new Colorado Electric and Black Hills Colorado IPP power generation facilities, to fund future capital expenditures to be incurred to complete the construction of the facilities and for general corporate purposes.
See "Use of proceeds."
New York Stock Exchange Symbol	BKH
Accounting Treatment
Before any issuance of our common stock upon physical settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $28.70875 (which is the public offering price of our common stock, less the underwriting discount shown on the cover page of this prospectus supplement), subject to adjustment based on the federal funds rate less a spread, and subject to decrease on each of certain dates specified in the forward sale agreement. However, if we decide to physically or net share settle the forward sale agreement, any delivery of our shares by us upon physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

Conflicts of Interest	All of the proceeds of this offering (excluding proceeds to us with respect to any common stock that we may sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters and, if the underwriters exercise their over-allotment option and we elect to issue the additional shares to cover over-allotments directly, the proceeds to us from the issuance of such additional shares) will be paid to the forward purchaser. As a result, an affiliate of J.P. Morgan Securities LLC will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. An affiliate of each of J.P. Morgan Securities LLC, BMO Capital Markets Corp., RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and Scotia Capital (USA) Inc. is a lender under our Revolving Credit Facility. If we elect physical settlement, we intend to use net proceeds we receive upon physical settlement of the forward sale agreement to, among other things, repay borrowings under our Revolving Credit Facility. As a result, affiliates of certain of the underwriters may receive more than 5% of the net proceeds. Accordingly, this offering is being made in compliance with the requirements of NASD Rule 2720 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not necessary in connection with this offering, as the shares of common stock have a "bona fide public market" (as such terms are defined in NASD Rule 2720).
Dividend Policy
We have paid a regular quarterly cash dividend each year since the incorporation of our predecessor company in 1941 and expect to continue paying a regular quarterly dividend for the foreseeable future. See "Price range of common stock and dividends."
Transfer Agent and Registrar	The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.
Risk Factors
Investing in our common stock involves risks. Potential investors are urged to consider the risk factors relating to our business and an investment in our common stock described under "Risk factors" in this prospectus supplement.

Our executive offices

We are incorporated in South Dakota and our headquarters and principal executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701. Our telephone number is (605) 721-1700.

Summary historical condensed consolidated financial data

The following summary historical consolidated financial data as of December 31, 2009, 2008, and 2007, and for the years then ended are derived from our audited consolidated financial statements as of these dates and for those years. The summary consolidated financial data presented in the table below as of and for the nine months ended September 30, 2010, and 2009, are derived from our unaudited interim consolidated financial statements. The unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods. You should read this summary consolidated financial data along with (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk" and our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K filed on February 26, 2010 and (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited interim consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q filed on November 4, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year ended December 31,			Nine months ended September 30,
(dollars in thousands)	2009	2008	2007	2010	2009

				(unaudited)
Statement of Income Data
Operating revenues	$1,269,578	$1,005,790	$574,838	$977,978	$921,090
Operating expenses	1,142,746	949,913	449,123	829,499	844,897

Operating income	$126,832	$55,877	$125,715	$148,479	$76,193

Income (loss) from continuing operations	$78,756	$(52,037)	$75,658	$33,694	$44,985
Income from discontinued operations, net of tax	2,799	157,247	23,491	—	2,439

Net income	81,555	105,210	99,149	33,694	47,424
Net income attributable to non-controlling interest	—	(130)	(377)	1,471	1,368

Net income available for common stock	$81,555	$105,080	$98,772	$35,165	$48,792

Consolidated Balance Sheet Data (end of period)
Total assets	$3,317,698	$3,379,889	$2,469,634	$3,540,237	$3,168,335

Short-term notes payable	$164,500	$703,800	$37,000	$145,000	$350,500
Long-term debt, including current maturities	$1,051,157	$503,330	$633,627	$1,193,607	$751,306
Common stockholders' equity	1,084,837	1,050,536	969,855	1,080,407	1,062,530

Total capitalization	$2,300,494	$2,257,666	$1,640,482	$2,419,014	$2,164,336

Risk factors

Before you invest in our common stock, you should be aware that there are various risks including those described below. You should carefully consider these risks together with all of the other information included in this document and the documents to which we have referred you. See "Where You Can Find More Information" in the accompanying prospectus.

Risks related to the forward sale agreement

Settlement provisions contained in the forward sale agreement subject us to certain risks.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

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in its commercially reasonable judgment, it or its affiliate is unable to hedge its exposure under the forward sale agreement because (i) of the lack of sufficient shares of our common stock being made available for borrowing by lenders, or (ii) it or its affiliate would incur a cost to borrow shares of our common stock to hedge its exposure under the forward sale agreement that is greater than a specified threshold;

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we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of the specified amount, (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

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certain ownership thresholds applicable to the forward purchaser are exceeded;

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an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreement) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock (each as more fully described in the forward sale agreement); or

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certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement, our bankruptcy or a change in law (each as more fully described in the forward sale agreement).

The forward purchaser's decision to exercise its right to require us to settle its forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months from the date of this prospectus supplement.

The forward sale agreement will be physically settled, unless we elect cash or net share settlement under the forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Subject to the provisions of the forward sale agreement, delivery of our shares upon physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect cash or net share settlement for all or a portion of the shares of our common stock underlying the forward sale agreement, we would expect the forward purchaser or one of its affiliates to repurchase the number of shares necessary, based on the number of shares with respect to which we have elected cash or net share settlement, in order to satisfy its obligation to return the shares of our common stock it had borrowed in connection with sales of our common stock under this prospectus supplement and, if applicable in connection with net share settlement, to deliver shares of our common stock to us. If the market value of our common stock at the time of such repurchase is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock at the time of such repurchase is below the forward sale price at that time, the forward purchaser will pay or deliver, as the case may be, to us under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. See "Underwriting—Forward sale agreement" for information on the forward sale agreement.

In addition, the purchase of our common stock by the forward purchaser or its affiliate, to unwind their hedge positions, could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to the forward purchaser upon cash settlement or net share settlement, as the case may be, of the forward sale agreement, or decreasing the amount of cash or the number of shares of our common stock that the forward purchaser owes us upon cash settlement or net share settlement, as the case may be, of the forward sale agreement.

Risks related to our business

The recent global financial crisis made the credit markets less accessible and created a shortage of available credit. Should a similar financial crisis occur in the future, we may be unable to obtain the financing needed to refinance debt, fund planned capital expenditures or otherwise execute our operating strategy.

Our ability to execute our operating strategy is highly dependent upon our access to capital. Historically, we have addressed our liquidity needs (including funds required to make scheduled principal and interest payments, refinance debt and fund working capital and planned capital expenditures) with operating cash flow, borrowings under credit facilities, proceeds of debt and equity offerings and proceeds from asset sales. Our ability to access the capital markets and the costs and terms of available financing depend on many factors, including changes in our credit ratings, changes in the Federal or state regulatory environment affecting energy companies, volatility in commodity or electricity prices and general economic and market conditions.

In addition, given that we are a holding company and that our utility assets are owned by our subsidiaries, if we are unable to adequately access the credit markets, we could be required to take additional measures designed to ensure that our utility subsidiaries are adequately capitalized to provide safe and reliable service. Possible additional measures would be evaluated in the context of market conditions then-prevailing, prudent financial management and any applicable regulatory requirements.

The global financial crisis has affected our counterparty credit risk.

As a consequence of the global financial crisis, the creditworthiness of many of our contractual counterparties (particularly financial institutions) has deteriorated.

We have established guidelines, controls and limits to manage and mitigate credit risk. For our energy marketing, production and generation activities, we seek to mitigate our credit risk by conducting a majority of our business with investment grade companies, setting tenor and credit limits commensurate with counterparty financial strength, obtaining netting agreements and securing our credit exposure with less creditworthy counterparties through parent company guarantees, prepayments, letters of credit and other security agreements. Although we aggressively monitor and evaluate changes in our counterparties' credit quality and adjust the credit limits based upon such changes, our credit guidelines, controls and limits may not fully protect us from increasing counterparty credit risk. To the extent that economic conditions cause our credit exposure to contractual counterparties to increase materially, such increased exposure could have a material adverse effect on our results of operations, cash flows and financial condition.

National and regional economic conditions may cause increased late payments and uncollectible accounts, which would reduce earnings and cash flows.

The prolonged recession may lead to an increase in late payments from retail and commercial utility customers, as well as our non-utility customers (including marketing counterparties). If late payments and uncollectible accounts increase, earnings and cash flows from our continuing operations may be reduced.

Our credit ratings could be lowered below investment grade in the future. If this were to occur, it could impact our access to capital, our cost of capital and our other operating costs.

Our issuer credit rating is "Baa3" (stable outlook) by Moody's; "BBB-" (stable outlook) by S&P; and "BBB" (stable outlook) by Fitch. Although we believe the IPP Transaction and the Aquila Transaction have strengthened our financial profile and creditworthiness, we cannot assure that our credit ratings will not be lowered. Reduction of our credit ratings could impair our ability to refinance or repay our existing debt and to complete new financings on acceptable terms, or at all. A downgrade could also result in counterparties requiring us to post additional collateral under existing or new contracts or trades. In addition, a ratings downgrade would increase our interest expense under some of our existing debt obligations, including borrowings under our credit facilities.

Regulatory commissions may refuse to approve some or all of the utility rate increases we have requested or may request in the future, or may determine that amounts passed through to customers were not prudently incurred and are, therefore, not recoverable.

Our regulated electric and gas utility operations are subject to cost-of-service regulation and earnings oversight from federal and state utility commissions. This regulatory treatment does not provide any assurance as to achievement of desired earnings levels. Our rates are regulated on a state-by-state basis by the relevant state regulatory authorities based on an analysis of our costs, as reviewed and approved in a regulatory proceeding. The rates that we are allowed to charge may or may not match our related costs and allowed return on invested capital at any given time. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the state public utility commissions will judge all of our costs, including our borrowing and debt service costs, to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that produce a full recovery of our costs and the return on invested capital allowed by the applicable state public utility commission.

To some degree, each of our regulated gas and regulated electric utilities in South Dakota, Wyoming, Colorado, Montana, Nebraska, Iowa and Kansas are permitted to recover certain costs (such as increased fuel and purchased power costs, as applicable) without having to file a rate case. To the extent we are able to pass through such costs to our customers and a state public utility commission subsequently determines that such costs should not have been paid by the customers, we may be required to refund such costs. Any such costs not recovered through rates, or any such refund, could negatively affect our revenues, cash flows and results of operations.

We have deferred a substantial amount of income tax related to various tax planning strategies including the deferral of a gain associated with the assets sold in the IPP Transaction. If the Internal Revenue Service successfully challenges these tax positions, our results of operations, financial position or liquidity could be adversely affected.

We have deferred a substantial amount of tax payments through various tax planning strategies, including the deferral of approximately $125 million in taxes associated with the IPP Transaction and the Aquila Transaction. We had previously deferred approximately $185 million in taxes associated with the IPP Transaction and the Aquila Transaction, and in the third quarter of 2010, we reached an agreement with the Appeals Division of the IRS that resulted in a decrease of amount of such deferral from $185 million to $125 million. The decrease represents the downward adjustment to tax depreciation allowed on certain assets sold, which resulted in a decrease to the gain realized on the sale of those assets and ultimately a decrease in deferred taxes. The remaining $125 million in deferred taxes relating to the IPP Transaction and the Aquila Transaction continues to be subject to IRS review.

We cannot be certain that the IRS will accept our tax positions. If the IRS successfully sought to assert contrary tax positions, we could be required to pay a significant amount of these deferred taxes earlier than currently forecasted. In certain circumstances, the IRS may assess penalties when challenging our tax positions. If we were unsuccessful in defending against these penalties, it may have a material impact on our results of operations.

We could incur additional and substantial write-downs of the carrying value of our natural gas and oil properties, which would adversely impact our earnings.

We review the carrying value of our natural gas and oil properties under the full cost accounting rules of the SEC on a quarterly basis. This quarterly review is referred to as a ceiling test. Under the ceiling test, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues (adjusted for cash flow hedges) less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. In calculating future net revenues, SEC-defined commodity prices and recent costs are utilized. Such prices and costs are utilized except when different prices and costs are fixed and determinable from applicable contracts for the remaining term of those contracts. Two primary factors in the ceiling test are natural gas and oil reserve levels and SEC-defined oil and gas prices, both of which impact the present value of estimated future net revenues. Revisions to estimates of natural gas and oil reserves, or an increase or decrease in prices, can have a material impact on the present value of estimated future net revenues. Any excess of the net book value, less deferred income taxes, is generally written off as an expense.

We recorded non-cash impairment charges in the first quarter of 2009 and fourth quarter of 2008 due to the full cost ceiling limitations in amounts of $27.8 million and $59.0 million after-tax, respectively. We may have to record additional non-cash impairment charges in the future if commodity prices drive the SEC-defined prices below levels that precipitated the 2009 and 2008 impairments. See Note 12 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The SEC adopted new reporting and accounting requirements for oil and gas companies that changed the way we test for potential ceiling test impairments. Under the new rules, testing is based on a 12-month average of first day of the month commodity prices rather than a single date spot price as of the test date. We adopted the new requirements beginning with our fiscal year ended December 31, 2009.

Estimates of the quantity and value of our proved oil and gas reserves may change materially due to numerous uncertainties inherent in estimating oil and natural gas reserves.

There are many uncertainties inherent in estimating quantities of proved reserves and their values. The process of estimating oil and natural gas reserves requires interpretation of available technical data and various assumptions, including assumptions relating to economic factors. Significant inaccuracies in interpretations or assumptions could materially affect the estimated quantities and present value of our reserves. The accuracy of reserve estimates is a function of the quality of available data, engineering and geological interpretations and judgment, and the assumptions used regarding quantities of recoverable oil and gas reserves, future capital expenditures and prices for oil and natural gas. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from those assumed in our estimates. These variances may be significant. Any significant variance from the assumptions used could cause the actual quantity of our reserves, and future net cash flow, to be materially different from our estimates. In addition, results of drilling, testing and production, changes in future capital expenditures and fluctuations in oil and natural gas prices after the date of the estimate may result in substantial upward or downward revisions. The SEC has implemented revised reporting guidelines for reserves that apply to the reserve reports included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Key revisions include changes to the oil and gas pricing used to estimate reserves, the use of new technology for determining reserves and authorization for optional disclosure of probable and possible reserves.

Estimates of the quality and quantity of our coal reserves may change materially due to numerous uncertainties inherent in three dimensional structural modeling.

There are many uncertainties inherent in estimating quantities of coal reserves. The process of coal volume estimation requires interpretations of drill hole log data and subsequent computer modeling of the intersected deposit. Significant inaccuracies in interpretation or modeling could materially affect the quantity and quality of our reserve estimates. The accuracy of reserve estimates is a function of engineering and geological interpretation and judgment of known data, assumptions used regarding structural limits and mining extents, conditions encountered during actual reserve recovery and undetected deposit anomalies. Variance from the assumptions used and drill hole modeling density could result in additions or deletions from our volume estimates. In addition, future environmental, economic or geologic changes may occur or become known that require reserve revisions either upward or downward from prior reserve estimates.

Municipal governments may seek to limit or deny franchise privileges.

Municipal governments within our utility service territories possess the power of condemnation, and could establish a municipal utility within a portion of our current service territories by limiting or denying franchise privileges for our operations, and exercising powers of condemnation over all or part of our utility assets within municipal boundaries. Although condemnation is a process that is subject to constitutional protections requiring just compensation, as with any judicial procedure, the outcome is uncertain. If a municipality sought to pursue this course of action, we cannot assure that we would secure adequate recovery of our investment in assets subject to condemnation.

Our current or future development, expansion and acquisition activities may not be successful, which could impair our ability to execute our growth strategy.

Execution of our future growth plan is dependent on successful ongoing and future development, expansion and acquisition activities. We can provide no assurance that we will be able to complete development projects or acquisitions we undertake or continue to develop attractive opportunities for growth. Factors that could cause our activities to be unsuccessful include:

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Our inability to obtain required governmental permits and approvals;

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Our inability to obtain financing on acceptable terms, or at all;

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The possibility that one or more rating agencies would downgrade our issuer credit rating to below investment grade, thus increasing our cost of doing business;

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Our inability to successfully integrate any businesses we acquire;

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Our inability to retain management or other key personnel;

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Our inability to negotiate acceptable acquisition, construction, fuel supply, power sales or other material agreements;

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The trend of utilities building their own generation or looking for developers to develop and build projects for sale to utilities under turnkey arrangements;

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Lower than anticipated increases in the demand for utility services in our target markets;

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Changes in federal, state, local or tribal laws and regulations, particularly those which would make it more difficult or costly to fully develop our coal reserves and our coal-fired generation capacity;

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Fuel prices or fuel supply constraints;

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Pipeline capacity and transmission constraints; and

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Competition.

We can provide no assurance that results from any acquisition will conform to our expectations. There may be additional risks associated with the operation of any newly acquired assets.

Successful acquisitions are subject to a number of uncertainties, many of which are beyond our control. Factors which may cause our actual results to differ materially from expected results include:

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Delay in, and restrictions imposed as part of, any required governmental or regulatory approvals;

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The loss of management or other key personnel;

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The diversion of our management's attention from other business segments; and

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Integration and operational issues.

Construction, expansion, refurbishment and operation of power generating and transmission and resource extraction facilities involve significant risks which could reduce revenues or increase expenses.

The construction, expansion, refurbishment and operation of power generating and transmission and resource extraction facilities involve many risks, including:

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The inability to obtain required governmental permits and approvals along with the cost of complying with or satisfying conditions imposed upon such approvals;

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Contractual restrictions upon the timing of scheduled outages;

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Cost of supplying or securing replacement power during scheduled and unscheduled outages;

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The unavailability or increased cost of equipment;

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The unavailability and cost of recruiting and retaining skilled labor;

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Supply interruptions, work stoppages and labor disputes;

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Capital and operating costs to comply with increasingly stringent environmental laws and regulations;

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Opposition by members of public or special-interest groups;

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Weather interferences;

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Unexpected engineering, environmental and geological problems; and

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Unanticipated cost overruns.

The ongoing operation of our facilities involves many of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants may employ recently developed and technologically complex equipment, including newer environmental emission control technology. Any of these risks could cause us to operate below expected capacity levels, which in turn could reduce revenues, increase expenses or cause us to incur higher maintenance costs and penalties. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet certain performance levels, the proceeds of such insurance and our rights under warranties or performance guarantees may not be timely or adequate to cover lost revenues, increased expenses or liquidated damage payments.

Our operating results can be adversely affected by variations from normal weather conditions.

Our utility businesses are seasonal businesses and weather patterns can have a material impact on our operating performance. Demand for electricity is typically greater in the summer and winter months associated with cooling and heating. Because natural gas is primarily used for residential and commercial heating, the demand for this product depends heavily upon winter weather patterns throughout our service territory and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating seasons. Accordingly, our utility operations have historically generated lower revenues and income when weather conditions are cooler than normal in the summer and warmer than normal in the winter. Unusually mild summers and winters therefore could have an adverse effect on our financial condition and results of operations.

Because prices for some of our products and services and operating costs for our business are volatile, our revenues and expenses may fluctuate.

A substantial portion of our net income in recent years was attributable to sales of contract and off-system wholesale electricity and natural gas into a robust market. Energy prices are influenced by many factors outside our control, including, among other things, fuel prices, transmission constraints, supply and demand, weather, general economic conditions, and the rules, regulations and actions of system operators in those markets. Moreover, unlike most other commodities, electricity cannot be stored and therefore must be produced concurrently with its use. As a result, wholesale power markets are subject to significant, unpredictable price fluctuations over relatively short periods of time.

The success of our oil and gas operations is affected by the prevailing market prices of oil and natural gas. Oil and natural gas prices and markets historically have also been, and are likely to continue to be, volatile. A decrease in oil or natural gas prices would not only reduce revenues and profits, but would also reduce the quantities of reserves that are commercially recoverable, and may result in charges to earnings for impairment of the net capitalized cost of these assets. Oil and natural gas prices are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of additional factors that are beyond our control. A decline in oil and natural gas price volatility could also affect our revenues and returns from Energy Marketing, which historically tend to increase when markets are volatile.

Our mining operation requires a reliable supply of replacement parts, explosives, fuel, tires and steel-related products. If the cost of any of these increase significantly, or if a source of these supplies or mining equipment was unavailable to meet our replacement demands, our productivity and profitability could be lower than our current expectations. In recent years, industry-wide demand growth exceeded supply growth for certain surface mining equipment and off-the-road tires. As a result, lead times for some items generally increased to several months and prices for these items increased significantly.

Our hedging activities that are designed to protect against commodity price and financial market risks may cause fluctuations in reported financial results.

We use various financial contracts and derivatives, including futures, forwards, options and swaps, to manage commodity price and financial market risks. The timing of the recognition of gains or losses on these economic hedges in accordance with accounting principles generally accepted in the United States does not always match up with the gains or losses on the commodities or assets being hedged. The difference in accounting can result in volatility in reported results, even though the expected profit margin may be essentially unchanged from the dates the transactions were consummated.

Our use of derivative financial instruments could result in material financial losses.

From time to time, we have sought to limit a portion of the adverse effects resulting from changes in natural gas, crude oil, coal and power commodity prices, and interest and foreign exchange rates by using derivative financial instruments and other hedging mechanisms and by the activities we conduct in our trading operations. To the extent that we hedge our commodity price and interest rate exposures, we forego the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor. In addition, even though they are closely monitored by management, our hedging and trading activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the hedge arrangement, the hedge is economically imperfect, commodity prices or interest rates move unfavorably related to our physical or financial positions, or hedging policies and procedures are not followed.

Our Energy Marketing and Utility operations rely on storage and transportation assets owned by third parties to satisfy their obligations.

Our energy marketing operations involve contracts to buy and sell natural gas, crude oil and other commodities, many of which are settled by physical delivery. We depend on pipelines and other storage and transportation facilities owned by third parties to satisfy our delivery obligations under these contracts. Our regulated Gas Utilities also rely on pipeline companies and other owners of gas storage facilities to deliver natural gas to ratepayers and to hedge commodity costs. If storage capacity is inadequate or transportation is disrupted, our ability to satisfy our obligations may be hindered. As a result, we may be responsible for damages incurred by our counterparties, such as the additional cost of acquiring alternative supply at then-current market rates, or for penalties imposed by state regulatory authorities.

We may be adversely affected if we fail to achieve or maintain compliance with existing or future governmental regulations or requirements, or by the potentially high cost of complying with such requirements or addressing environmental liabilities.

Our business is subject to extensive energy, environmental and other laws and regulations of federal, state, tribal and local authorities. We generally must obtain and comply with a variety of regulations, licenses, permits and other approvals in order to operate, which can require significant capital expenditure and operating costs. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of penalties, liens or fines, claims for property damage or personal injury, or environmental clean-up costs. In addition, existing regulations may be revised or reinterpreted, and new laws and regulations may be adopted or become applicable to us or our facilities, which could require additional unexpected expenditures or cause us to reevaluate the feasibility of continued operations at certain sites, and have a detrimental effect on our business.

In connection with certain acquisitions, we assumed liabilities associated with the environmental condition of certain properties, regardless of when such liabilities arose, whether known or unknown, and in some cases agreed to indemnify the former owners of those properties for environmental liabilities. Future steps to bring our facilities into compliance or to address contamination from legacy operations, if necessary, could be expensive and could adversely affect our results of operation and financial condition. We expect our environmental compliance expenditures to be substantial in the future due to the continuing trends toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number of assets we operate.

Our energy marketing segment may be subject to increased regulation.

In January 2010, the Commodity Futures Trading Commission, or CFTC, proposed regulations aimed at establishing speculative position limits on energy commodities. The proposed regulations would apply to all CFTC-regulated exchanges and would cap the number of contracts a market participant can hold at the New York Mercantile Exchange or Intercontinental Exchange. The position limit would restrict the amount of contracts a market participant can hold at any one time. This proposal is intended to curb excessive speculation in the energy markets and is part of a wider push to overhaul the financial markets. Due to uncertainty as to the final outcome of any rulemaking or legislation, we cannot definitively estimate the effect of increased regulation on our results of operations, cash flows or financial position.

Derivatives regulations included in current financial reform legislation could impede our ability to manage business and financial risks by restricting our use of derivative instruments as hedges against fluctuating commodity prices and interest rates.

In July 2010, Dodd-Frank was passed by Congress and signed into law. Dodd-Frank contains significant derivatives regulations, including a requirement that certain transactions be cleared on exchanges and a requirement to post cash collateral (commonly referred to as "margin") for such transactions. Dodd-Frank provides for a potential exception from these clearing and cash collateral requirements for commercial end-users and it includes a number of defined terms that will be used in determining how this exception applies to particular derivative transactions and the parties to those transactions. Dodd-Frank requires the CFTC to promulgate rules to define these terms, however we do not yet know the rules that the CFTC will actually promulgate or whether the definitions will apply to us.

We use crude oil and natural gas derivative instruments in conjunction with our Energy Marketing activities and to hedge a portion of our expected oil and gas production. We also use interest rate derivative instruments to minimize the impact of interest rate fluctuations associated with anticipated debt issuances. Depending on the regulations adopted by the CFTC, we could be required to post additional collateral with our dealer counterparties for our commitments and interest rate derivative transactions. Such a requirement could have a significant impact on our business by reducing our ability to execute derivative transactions to reduce commodity price and interest rate uncertainty and to protect cash flows. Requirements to post collateral may cause significant liquidity issues by reducing our ability to use cash for investment or other corporate purposes, or may require us to increase our level of debt. In addition, a requirement for our counterparties to post collateral could result in additional costs being passed on to us, thereby decreasing our profitability.

Our financial performance depends on the successful operations of our facilities.

Operating electric generating facilities and electric and natural gas distribution systems involves risks, including:

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Operational limitations imposed by environmental and other regulatory requirements.

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Interruptions to supply of fuel and other commodities used in generation and distribution. The Gas Utilities purchase fuel from a number of suppliers. Our results of operations could be negatively impacted by disruptions in the delivery of fuel due to various factors, including but not limited to, transportation delays, labor relations, weather, and environmental regulations which could limit the Gas Utilities' ability to operate their facilities.

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Breakdown or failure of equipment or processes.

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Inability to recruit and retain skilled technical labor.

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Labor relations. Approximately 35% of our employees are represented by a total of six collective bargaining agreements. We are currently in contract renewal negotiations on two of these agreements. Three separate arbitration proceedings have been initiated by the respective union locals concerning changes we made to our pension plans.

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Disrupted transmission and distribution. We depend on transmission and distribution facilities, including those operated by unaffiliated parties, to deliver the electricity and gas that we sell to our retail and wholesale customers. If transmission is interrupted, our ability to sell or deliver product and satisfy our contractual obligations may be hindered.

We may be vulnerable to cyber attacks and terrorism.

Man-made problems such as computer viruses, terrorism, theft and sabotage, may disrupt our operations and harm our operating results. We operate in a highly regulated industry that requires the continued operation of sophisticated information technology systems and network infrastructure. Our technology systems may be vulnerable to disability, failures or unauthorized access due to hacking, viruses, acts of war or terrorism and other causes. If our technology systems were to fail or be breached and we were unable to recover in a timely manner, we may be unable to fulfill critical business functions and sensitive, confidential and other data could be compromised, which could have a material adverse effect on our results of operations, financial condition and cash flows. In addition, our generation plants, fuel storage facilities, transmission and distribution facilities may be targets of terrorist activities that could disrupt our ability to produce or distribute some portion of our energy products.

Federal and state laws concerning climate change and air emissions may materially increase our generation and production costs and could render some of our generating units uneconomical to operate and maintain.

We own and operate regulated and non-regulated fossil-fuel generating plants in South Dakota, Wyoming, Colorado and Idaho. We recently completed another fossil-fuel generating plant in Wyoming and are constructing others in Colorado. Recent developments under federal and state laws and regulations governing air emissions from fossil-fuel generating plants will likely result in more stringent emission limitations, which could have a material impact on our costs or operations.

On April 2, 2007, the U.S. Supreme Court issued a decision in the case of Massachusetts v. U.S. Environmental Protection Agency, holding that carbon dioxide and other greenhouse gas ("GHG") emissions are pollutants subject to regulation under the motor vehicle provisions of the Clean Air Act. The case was remanded to the United States Environmental Protection Agency (the "EPA") for further rulemaking to determine whether GHG emissions may reasonably be anticipated to endanger public health or welfare, or alternatively, to explain why GHG emissions should not be regulated. On April 17, 2009, the EPA signed its proposed Endangerment and Cause or Contribute Finding for Greenhouse Gases under Section 202 of the Clean Air Act. Although this proposal does not specifically address stationary sources, such as power generation plants, the general endangerment finding relative to GHGs could support such a proposal by the EPA for stationary sources.

On April 29, 2010, the EPA published proposed Industrial and Commercial Boiler MACT (IB MACT) regulations, which provide for hazardous air pollutant-related emission limits and monitoring requirements. If the IB MACT regulations are adopted as proposed, we could be required to make significant capital expenditures at our Neil Simpson 1, Osage, Ben French and WN Clark facilities and could also be required to implement burdensome operational changes at those facilities. On

June 21, 2010, the EPA also published certain proposed coal combustion residuals regulations. Our largest ash disposal area is the Wyodak Mine where ash is permitted for use as backfill. While the proposed combustion residuals regulations do not address mine backfill, it is widely expected that the U.S. Office of Surface Mining will be collaborating with the EPA to address mine backfill in the near future. It is also widely expected that the EPA will propose Electric Utility MACT regulations for control of hazardous air pollutants in the first quarter of 2011. Certain requirements of those regulations, if adopted, could require us to make significant capital expenditures at our Neil Simpson 2 and Wygens 1, 2 and 3 facilities and could also require us to implement burdensome operational changes at those facilities. Also late in 2011, the EPA is scheduled to issue updated regulations for wastewater discharges from electric generating units.

In addition, various climate change bills are under consideration in Congress. Due to uncertainty as to the final outcome of federal climate change legislation, or regulatory changes under the Clean Air Act, we cannot definitively estimate the effect of GHG regulation on our results of operations, cash flows or financial position. The impact of GHG legislation or regulation upon our company will depend upon many factors, including but not limited to the timing of implementation, the GHG sources that are regulated, the overall GHG emissions cap level, and the availability of technologies to control or reduce GHG emissions. If a "cap and trade" structure is implemented, the impact will also be affected by the degree to which offsets are allowed, the allocation of emission allowances to specific sources, and the effect of carbon regulation on natural gas and coal prices.

New or more stringent regulations, including GHG emissions limitations or other energy efficiency requirements, such as the EPA's recently published Greenhouse Gas Tailoring Rule, which will lead to additional monitoring and reporting requirements for existing and new facilities, and a recently passed Colorado state bill requiring use of low emitting fuels, could require us to incur significant additional costs relating to, among other things, the installation of additional emission control equipment, the acceleration of capital expenditures, the purchase of additional emissions allowances or offsets, the acquisition or development of additional energy supply from renewable resources, and the closure of certain generating facilities. To the extent our regulated fossil-fuel generating plants are included in rate base, we will attempt to recover costs associated with complying with emission standards or other requirements. We will also attempt to recover the emission compliance costs of our non-regulated fossil-fuel generating plants from utility and other purchasers of the power generated by our non-regulated power plants. Any unrecovered costs could have a material impact on our results of operations and financial condition. In addition, future changes in environmental regulations governing air emissions could render some of our power generating units more expensive or uneconomical to operate and maintain.

We own regulated electric utilities that serve customers in South Dakota, Wyoming, Colorado and Montana. To varying degrees, Colorado and Montana have each adopted mandatory renewable portfolio standards that require electric utilities to supply a minimum percentage of the power delivered to customers from renewable resources (e.g., wind, solar, biomass) by a certain date in the future. These renewable energy portfolio standards have increased the power supply costs of our electric operations. If these states increase their renewable energy portfolio standards, or if similar standards are imposed by the other states in which we operate electric utilities, our power supply costs will further increase. Although we will seek to recover these higher costs in rates, any unrecovered costs could have a material negative impact on our results of operations and financial condition.

Governmental authorities may assess penalties on us if it is determined that we have not complied with environmental laws and regulations.

If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the EPA and various states filed against others within industries in which we operate, including enforcement actions under the EPA's New Source Review rule, highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities in particular.

The characteristics of coal may make it difficult for coal users to comply with various environmental standards related to coal combustion or utilization. As a result, coal users may switch to other fuels, which could affect the volume of our sales and the price of our products.

Coal contains impurities, including but not limited to sulfur, mercury, chlorine, carbon and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fueled power plants could increase the costs of using coal thereby reducing demand for coal as a fuel source and the volume and price of our coal sales. Stricter regulations could make coal a less attractive fuel alternative in the planning and building of power plants in the future.

Proposed reductions in emissions of mercury, sulfur dioxides, nitrogen oxides, particulate matter or GHGs may require the installation of costly emission control technology or the implementation of other measures. For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emission from power plants, coal users may need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), blend high-sulfur coal with low-sulfur coal or switch to other fuels. Reductions in mercury emissions required by certain states will likely require some power plants to install new equipment, at substantial cost, or discourage the use of certain coals containing higher levels of mercury. Existing or proposed legislation focusing on emissions enacted by the United States or individual states could make coal a less attractive fuel alternative for our customers and could impose a tax or fee on the producer of the coal. If our customers decrease the volume of coal they purchase from us or switch to alternative fuels as a result of existing or future environmental regulations aimed at reducing emissions, our operations and financial results could be adversely impacted.

Our energy production, transmission and distribution activities involve numerous risks that may result in accidents and other operating risks and costs.

Inherent in our natural gas distribution activities, as well as our production, transportation and storage of crude oil and natural gas and our coal mining operations, are a variety of hazards and operating risks, such as leaks, blow-outs, fires, releases of hazardous materials, explosions and mechanical problems that could cause substantial adverse financial impacts. These events could result in injury or loss of human life, significant damage to property or natural resources (including public parks), environmental pollution, impairment of our operations, and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse affect on our financial position and results of operations. Particularly for our distribution lines located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the damages resulting from any such events could be great.

Increased risks of regulatory penalties could negatively impact our business.

The Energy Policy Act of 2005 increased the Federal Energy Regulatory Commission's ("FERC") civil penalty authority for violation of FERC statutes, rules and orders. FERC can now impose penalties of $1.0 million per violation, per day, and other regulatory agencies that impose compliance requirements relative to our business also have civil penalty authority. In addition, FERC has delegated certain aspects of authority for enforcement of electric system reliability standards to the North American Electric Reliability Corporation, with similar penalty authority for violations. Many rules that were historically subject to voluntary compliance are now mandatory and subject to potential civil penalties for violations. If a serious violation did occur, and penalties were imposed by FERC or another federal agency, this action could have a material adverse effect on our operations or our financial results.

Ongoing changes in the United States electric utility industry, including state and federal regulatory changes, a potential increase in the number or geographic scale of our competitors or the imposition of price limitations to address market volatility, could adversely affect our profitability.

The United States electric utility industry is experiencing increasing competitive pressures as a result of:

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The Energy Policy Act of 2005 and the repeal of the Public Utility Holding Company Act of 1935;

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Industry consolidation;

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Consumer demands;

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Transmission constraints;

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Renewable resource supply requirements;

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Resistance to the siting of utility infrastructure or to the granting of right-of-ways;

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Technological advances; and

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Greater availability of natural gas-fired power generation, and other factors.

FERC has implemented and continues to propose regulatory changes to increase access to the nationwide transmission grid by utility and non-utility purchasers and sellers of electricity. In addition, a limited number of states have implemented or are considering or currently implementing methods to introduce and promote retail competition. Industry deregulation in some states led to the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses. Deregulation initiatives in a number of states may encourage further disaggregation. As a result, significant additional competitors could become active in the generation, transmission and distribution segments of our industry, which could adversely affect our financial condition or results of operations.

In addition, the independent system operators who oversee many of the wholesale power markets have in the past imposed, and may in the future continue to impose, price limitations and other mechanisms to address some of the volatility in these markets. These price limitations and other mechanisms may adversely affect the profitability of generating facilities that sell energy into the wholesale power markets. Given the extreme volatility and lack of meaningful long-term price history in some of these markets, and the imposition of price limitations by independent system operators, we may not be able to operate profitably in all wholesale power markets.

We rely on cash distributions from our subsidiaries to make and maintain dividends and debt payments. Our subsidiaries may not be able or permitted to make dividend payments or loan funds to us.

We are a holding company. Our investments in our subsidiaries are our primary assets. Our operating cash flow and ability to service our indebtedness depend on the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of dividends or advances. Our subsidiaries are separate legal entities that have no obligation to make any funds available for that purpose, whether by dividends or otherwise. In addition, each subsidiary's ability to pay dividends to us depends on any applicable contractual or regulatory restrictions that may include requirements to maintain minimum levels of cash, working capital or debt service funds.

Our utility operations are regulated by state utility commissions in Colorado, Iowa, Kansas, Nebraska, Wyoming, South Dakota and Montana. In connection with the Aquila Transaction, the settlement agreements or acquisition orders approved by CPUC, the Nebraska Public Service Commission, the Iowa Utilities Board and the Kansas Corporation Commission provide that, among other things, (i) our utilities in those jurisdictions cannot pay dividends if they have issued debt to third parties and the payment of a dividend would reduce their equity ratio to below 40% of their total capitalization; and (ii) neither Black Hills Utility Holdings nor any of its utility subsidiaries can extend credit to us except in the ordinary course of business and upon reasonable terms consistent with market terms. In addition to the restrictions described above, each state in which we conduct utility operations imposes restrictions on affiliate transactions, including intercompany loans. If our utility subsidiaries are unable to pay dividends or advance funds to us as a result of these conditions, or if the ability of our utility subsidiaries to make dividends or advance funds to us is further restricted, it could materially and adversely affect our ability to meet our financial obligations or pay dividends to our shareholders.

We expect to continue our policy of paying regular cash dividends. However, there is no assurance as to the amount of future dividends because they depend on our future earnings, capital requirements, and financial conditions, and are subject to declaration by the Board of Directors. Our operating subsidiaries have certain restrictions on their ability to transfer funds in the form of dividends or loans to us. See Note 10 in the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, for further information regarding these restrictions.

Increasing costs associated with our defined benefit retirement plans may adversely affect our results of operations, financial position or liquidity.

We have multiple defined benefit pension and non-pension postretirement plans that cover certain employees. Assumptions related to future costs, return on investments, interest rates and other actuarial assumptions have a significant impact on our funding requirements related to these plans. These estimates and assumptions may change based on actual return on plan assets, changes in interest rates and any changes in governmental regulations. In addition, the Pension Protection Act of 2006 changed the minimum funding requirements for defined benefit pension plans beginning in 2008.

Increasing costs associated with our health care plans may adversely affect our results of operations, financial position or liquidity.

The costs of providing health care benefits to our employees and retirees have increased substantially in recent years. We believe that our employee benefit costs, including costs related to health care plans for our employees and former employees, will continue to rise. The increasing costs and funding requirements associated with our health care plans may adversely affect our results of operations, financial position or liquidity.

An effective system of internal control may not be maintained, leading to material weaknesses in internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to make an assessment of the design and effectiveness of internal controls. Our independent registered public accounting firm is required to attest to the effectiveness of these controls. During their assessment of these controls, management or our independent auditors may identify areas of weakness in control design or effectiveness, which may lead to the conclusion that a material weakness in internal control exists. Any control deficiencies we identify in the future could adversely affect our ability to report our financial results on a timely and accurate basis, which could result in a loss of investor confidence in our financial reports or have a material adverse effect on our ability to operate our business or access sources of liquidity.

We have recorded a substantial amount of goodwill associated with the Aquila Transaction. Any significant impairment of our goodwill related to these utilities would cause a decrease in our assets and a reduction in our net income and stockholders' equity.

We had approximately $353.7 million of goodwill on our consolidated balance sheet as of September 30, 2010. A substantial portion of the goodwill is related to the Aquila Transaction. If we make changes in our business strategy or if market or other conditions adversely affect operations in any of these businesses, we may be forced to record a non-cash impairment charge, which would reduce our reported assets and net income. Goodwill is tested for impairment annually or whenever events or changes in circumstances indicate impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record an impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period the determination is made. The testing of goodwill for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including future business operating performance, changes in economic, regulatory, industry or market conditions, changes in business operations, changes in competition or changes in technologies. Any changes in key assumptions, or actual performance compared with key assumptions, about our business and its future prospects could affect the fair value of one or more business segments, which may result in an impairment charge.

Risks related to our common stock

Our common stock, which is listed on the New York Stock Exchange, has from time to time experienced significant price and volume fluctuations. These fluctuations are likely to continue in the future, and you may not be able to resell your shares of common stock at or above the purchase price paid by you.

The market price of our common stock may change significantly in response to various factors and events beyond our control, including the following:

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the risk factors described in this prospectus supplement;

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a shortfall in operating revenue or net income from that expected by securities analysts and investors;

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changes in securities analysts' estimates of our financial performance or the financial performance of our competitors or companies in our industry generally; and

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general conditions in the securities markets.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market or otherwise, either by us, a member of management or a major shareholder, or the perception that these sales could occur, may depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

In the event we issue stock as consideration for certain acquisitions, we may dilute share ownership.

We grow our business organically as well as through acquisitions. One method of acquiring companies or otherwise funding our corporate activities is through the issuance of additional equity securities. If we do issue additional equity securities, such issuances may have the effect of diluting our earnings per share as well as our existing shareholders' individual ownership percentages in our company.

Provisions of South Dakota law and our articles of incorporation and bylaws, and several other factors, could limit another party's ability to acquire us and could deprive our common shareholders of an opportunity to obtain a takeover premium for their shares of common stock.

A number of provisions under South Dakota law and that are contained in our articles of incorporation and bylaws could make it difficult for another company to acquire us and for our shareholders to receive any related takeover premium for their shares. These provisions, among other things:

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provide for a staggered board of directors, which allows only one-third of our directors to be elected each year;

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restrict the ability of shareholders to take action by written consent and to call a special meeting;

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authorize the board of directors to designate the terms of and issue new series of preferred stock; and

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impose restrictions on business combinations with various interested parties.

In addition, the South Dakota Public Utility Commission may assert jurisdiction to review and authorize certain business combinations or other acquisitions of our capital stock. Any attempt to obtain control of us by means of a tender offer, merger or otherwise could be discouraged, delayed or prevented if the South Dakota Public Utility Commission determines it has the authority or the obligation to review the transaction.

Our board of directors may designate the terms of and issue new series of preferred stock, which may adversely affect the performance of our common stock.

Our articles of incorporation authorize us to issue up to 25,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common shareholders. For example, an issuance of shares of preferred stock could:

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adversely affect the voting power of the common shareholders;

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make it more difficult for a third party to gain control of us;

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discourage bids for our common stock at a premium; or

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otherwise adversely affect the market price of our common stock.

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock offered by the forward seller pursuant to this prospectus supplement, unless (i) an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, or (ii) the underwriters exercise their over-allotment option and we elect to sell the additional shares of our common stock covered by such option to the underwriters rather than requiring the forward seller to borrow and sell such additional shares to the underwriters. We intend to use any net proceeds we receive from any such sales in the manner described below.

Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement, which settlement must occur within approximately 12 months of the date of this prospectus supplement. At an initial forward sale price of $28.70875 per share, we expect to receive net proceeds of $114,835,000 million (or $132,060,250 million if the underwriters exercise their over-allotment option in full and we elect for the forward seller to sell such shares to the underwriters), subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement. For purposes of calculating the proceeds to us upon settlement of the forward sale agreement, we have assumed that the forward sale agreement is fully physically settled based upon the initial forward sale price of $28.70875 (which is the public offering price of our common stock after deducting the applicable underwriting discount and commissions shown on the cover of this prospectus supplement) on the effective date of the forward sale agreement, which will be November 17, 2010, and that the underwriters have not exercised their option to purchase up to an additional 600,000 shares to cover over-allotments. The actual proceeds that we receive will be determined upon final settlement of the forward sale agreement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement. See "Underwriting—Forward sale agreement" for a description of the forward sale agreement.

We intend to use any net proceeds that we receive upon settlement of the forward sale agreement, or from any sales of shares of our common stock to the underwriters in the circumstances described under "Risk factors—Risks related to the forward sale agreement" and "Underwriting—forward sale agreement," to repay borrowings under our $500 million credit facility (the "Revolving Credit Facility") that were used primarily to finance a portion of the construction costs of our new Colorado Electric and Black Hills Colorado IPP power generation facilities, to fund future capital expenditures to be incurred to complete the construction of the facilities and for general corporate purposes. Our Revolving Credit Facility matures on April 14, 2013. The aggregate principal amount of borrowings outstanding on our Revolving Credit Facility as of September 30, 2010, was $145.0 million. Borrowings under the Revolving Credit Facility bear interest at a floating rate, which at September 30, 2010, was 5.0% for base rate borrowings and 3.1% for Eurodollar borrowings. An affiliate of each of J.P. Morgan Securities LLC, BMO Capital Markets Corp., RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and Scotia Capital (USA) Inc. is a lender under our Revolving Credit Facility. If we elect physical settlement, we intend to use net proceeds we receive upon physical settlement of the forward sale agreement to, among other things, repay borrowings under our Revolving Credit Facility. As a result, affiliates of certain of the underwriters may receive more than 5% of the net proceeds.

Capitalization

The table below shows our cash position and capitalization as of September 30, 2010:

•
on a historical basis; and

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on an as adjusted basis to give effect to this offering and the forward sale agreement assuming (i) physical settlement of the forward sale agreement based on the initial forward sale price of $28.70875 per share (which is the public offering price of our common stock, less the underwriting discount shown on the cover page of this prospectus supplement), (ii) no exercise of the underwriters' over-allotment option and (iii) the application of the anticipated net proceeds, including the repayment of indebtedness under our Revolving Credit Facility as described under "Use of proceeds."

The amount of proceeds we ultimately receive from this offering of common stock is dependent upon numerous factors and subject to general market conditions. Among other things, whether we issue any shares of our common stock, and the proceeds that we receive, if any, in each case, upon settlement of the forward sale agreement will depend on the settlement method that applies to the forward sale agreement and the price of our common stock at the time of settlement of the forward sale agreement (which settlement must occur no later than approximately 12 months after the date of this prospectus supplement). At an initial forward sale price of $28.70875 per share, we expect to receive net proceeds of $114,835,000 million (or $132,060,250 million if the underwriters exercise their over-allotment option in full and we elect for the forward seller to sell such shares to the underwriters), subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement. Also, we may increase or decrease the number of shares in this offering. Accordingly, the actual amounts shown in the "As Adjusted" column may differ materially from those shown below.

You should read this table in conjunction with our consolidated financial statements and related notes that are incorporated by reference in this prospectus supplement.

	As of September 30, 2010
(in thousands)	Actual	As adjusted(1)

	(unaudited)
Cash and cash equivalents	$58,975	$58,975

Total debt
Current portion of long-term debt	5,314	5,314
Notes payable	145,000	30,442

Total short-term debt	150,314	35,756
Long-term debt	1,188,293	1,188,293
Common stock equity—
Common stock $1 par value; 100,000,000 shares authorized; issued: 39,243,257 shares	39,243	43,243
Additional paid-in-capital	597,108	707,666
Retained earnings	466,691	466,691
Treasury stock at cost—7,905 shares	(226)	(226)
Accumulated other comprehensive loss	(22,409)	(22,409)

Total stockholders' equity	1,080,407	1,194,965

Total capitalization	$2,419,014	$2,419,014

(1)   Assumes physical settlement of the forward sale agreement as described above in this "Capitalization" section. Although we expect to settle the forward sale agreement entirely by the delivery of shares of our common stock, subject to certain conditions and except in limited circumstances, we may elect cash settlement or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to cash settle or net share settle. See "Underwriting—Forward sale agreement." Settlement of the forward sale agreement will generally occur on a settlement date or dates to be specified at our discretion not later than approximately 12 months after the date of this prospectus supplement.

Price range of common stock and dividends

Our common stock is traded on the New York Stock Exchange under the symbol "BKH." The following table sets forth the high and low sales prices per share of our common stock as reported in the New York Stock Exchange composite transactions, and the cash dividends paid per share of common stock, for the periods indicated:

	High	Low	Dividend paid

2008
First Quarter	$43.98	$33.21	$0.350
Second Quarter	$39.66	$31.70	$0.350
Third Quarter	$39.23	$30.10	$0.350
Fourth Quarter	$31.59	$21.73	$0.350
2009
First Quarter	$27.84	$14.63	$0.355
Second Quarter	$23.45	$17.36	$0.355
Third Quarter	$26.90	$22.57	$0.355
Fourth Quarter	$27.98	$23.16	$0.355
2010
First Quarter	$30.83	$25.65	$0.360
Second Quarter	$34.49	$27.34	$0.360
Third Quarter	$33.31	$27.79	$0.360
Fourth Quarter (through November 10, 2010)	$33.42	$30.83	(1)

(1)
On October 28, 2010, our Board of Directors declared a quarterly dividend of $0.360 per share payable December 1, 2010.

The last reported sale price of our common stock on the New York Stock Exchange on November 10, 2010 was $31.00 per share. The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. As of September 30, 2010, we had 4,701 common shareholders of record and approximately 24,000 beneficial owners.

We have paid a regular quarterly cash dividend each year since the incorporation of our predecessor company in 1941 and expect to continue paying a regular quarterly dividend for the foreseeable future. The determination of the amount of future cash dividends, if any, to be declared and paid will depend upon, among other things, our financial condition, funds from operations, the level of our capital expenditures, restrictions under our credit facilities and our future business prospects. The most restrictive financial covenants included in our credit facilities include the following: a recourse leverage ratio not to exceed 0.65 to 1.00; and a minimum consolidated net worth of $625 million plus 50% of aggregate consolidated net income, if positive, since January 1, 2005. In addition, the amount of dividends that our utility subsidiaries are permitted to declare and pay to us is generally limited to the amount of dividends allowed by state regulatory authorities to be paid to a utility holding company and also may be further limited by the Federal Power Act. As of September 30, 2010, the restricted net assets (assets that are not available to be paid out as dividends) at our regulated Electric and regulated Gas Utilities were approximately $245.0 million. At Black Hills Non-regulated Holdings, LLC, one of our direct, wholly-owned subsidiaries, the restricted net assets at September 30, 2010, were approximately $100.0 million, and at Enserco Energy, Inc., a direct, wholly-owned subsidiary of Black Hills Non-regulated Holdings, LLC, the restricted net assets were approximately $104.6 million.

 Material United States federal tax considerations
for non-U.S. holders

The following discussion is a general summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to "non-U.S. holders". As used herein, a non-U.S. holder means a beneficial owner of our common stock that is neither a "U.S. holder", as defined below, nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment).

For purposes of this summary, a U.S. holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, any of the following:

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a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

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a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate, the income of which is includible in gross income for U.S. income tax purposes regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences relating to the ownership and disposition of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations and administrative interpretations as of the date of this prospectus supplement, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. It also does not consider non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax exempt organizations, former U.S. citizens or residents, persons who hold or receive common stock as compensation and persons subject to the alternative minimum tax). You should consult your tax advisor with respect to the particular tax consequences to you of owning and disposing of our common stock.

Dividends

Distributions of cash or property that we pay on our common stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder's tax basis in our common stock, and thereafter will be treated as capital gain. To obtain a reduced rate of withholding for dividends paid, a non-U.S. holder will be required to provide us with an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding of U.S. federal income tax does not apply to dividends paid to a non-U.S. holder who provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) under specific circumstances.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or where a treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder;

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the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meet other requirements; or

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we are or have been a "United States real property holding corporation" (a "USRPHC"), under certain Internal Revenue Code rules, at any time during the shorter of the five-year period ending on the date of such disposition or the non-U.S. holder's holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other interests used or held for use in a trade or business. For this purpose, real property interests include land, improvements and personal property associated with the use of real property. We currently believe that we are a USRPHC. A non-U.S. holder nonetheless will not be subject to U.S. federal income tax or withholding in respect of any gain realized on a sale or other disposition of our common stock so long as (i) our common stock continues to be "regularly traded on an established securities market" for U.S. federal income tax purposes (as it currently is) and (ii) such non-U.S. holder does not own, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period the shares were held, more than five percent of our outstanding common stock. Accordingly, a non-U.S. holder who owns, directly or indirectly, more than five percent of our common stock would be subject to U.S. federal income tax and withholding on a sale or other disposition of common stock.

Information reporting requirements and backup withholding

We must report annually to the Internal Revenue Service the amount of dividends paid to each non-U.S. holder, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence. A non-U.S. holder must certify its non-U.S. status to avoid backup withholding at the applicable rate on dividends. Generally a non-U.S. holder will provide this certification on Internal Revenue Service Form W-8BEN.

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a non-U.S. holder must certify its non-U.S. status to avoid information reporting and backup withholding at the applicable rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements generally will apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the Internal Revenue Service.

Federal estate tax

An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Underwriting

In this offering, J.P. Morgan Securities LLC, as agent for an affiliate of the forward purchaser, and whom we refer to as the forward seller, is, at our request, borrowing and offering 4,000,000 shares of our common stock in connection with the execution of a forward sale agreement between us and an affiliate of J.P. Morgan Securities LLC, whom we refer to as the forward purchaser.

J.P. Morgan Securities LLC, BMO Capital Markets Corp., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters, the forward seller and the forward purchaser. Subject to the terms and conditions of the underwriting agreement, the forward seller has agreed to sell to the underwriters named below, and the underwriters through their representatives have severally agreed to purchase from the forward seller, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC	1,080,000
BMO Capital Markets Corp.	960,000
RBC Capital Markets, LLC	960,000
Credit Suisse Securities (USA) LLC	400,000
Credit Agricole Securities (USA) Inc.	100,000
D.A. Davidson & Co.	100,000
Mitsubishi UFJ Securities (USA), Inc.	100,000
Piper Jaffray & Co.	100,000
RBS Securities Inc.	100,000
Scotia Capital (USA) Inc.	100,000
Total	4,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all the shares of common stock to be offered pursuant to the underwriting agreement if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Forward sale agreement

We have entered into a forward sale agreement on the date of this prospectus supplement with the forward purchaser relating to an aggregate of 4,000,000 shares of our common stock. In connection with the execution of the forward sale agreement, and at our request, the forward seller is borrowing from third parties and selling in this offering 4,000,000 shares of our common stock.

If, in the commercially reasonable judgment of the forward seller, it is unable to borrow and deliver for sale on the anticipated closing date any shares of our common stock, if the forward seller determines, in its commercially reasonable judgment, that it is impracticable to borrow and deliver for sale on the anticipated closing date any shares of our common stock, or if the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date, any shares of our common stock, then the forward sale agreement will be terminated in its entirety. If, in the commercially reasonable judgment of the forward seller, it is unable to borrow and deliver for sale on the anticipated closing date 4,000,000 shares of our common stock, if the forward seller determines, in its commercially reasonable judgment, that it is impracticable to borrow and deliver for sale on the anticipated closing date 4,000,000 shares of our common stock, or if the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date 4,000,000 shares of our common stock, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number that the forward seller can so borrow and deliver. In the event that the number of shares to which the forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller's obligation to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares not borrowed and delivered by the forward seller. In such event, we or the representatives of the underwriters will have the right to postpone the closing date for one business day to effect any necessary changes to the documents or arrangements in connection with such closing.

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward purchaser upon physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to physically settle the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months from the date of this prospectus supplement. On a settlement date or dates, if we decide to physically settle the forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $28.70875 per share, which is the public offering price of our shares of common stock less the underwriting discount shown on the cover page of this prospectus supplement. The forward sale agreement provides that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the federal funds rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing our common stock exceeds a specified amount. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread.

Before any issuance of our common stock upon physical settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically settle or net share settle the forward sale agreement, delivery of our shares on any physical settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

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in its commercially reasonable judgment, it or its affiliate is unable to hedge its exposure under the forward sale agreement because (i) of the lack of sufficient shares of our common stock being made available for borrowing by lenders, or (ii) it or its affiliate would incur a cost to borrow shares of our common stock to hedge its exposure under the forward sale agreement that is greater than a specified threshold;

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we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of the specified amount, (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

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certain ownership thresholds applicable to the forward purchaser are exceeded;

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an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreement) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock (each as more fully described in the forward sale agreement); or

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certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement, our bankruptcy or a change in law (each as more fully described in the forward sale agreement).

The forward purchaser's decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

The forward sale agreement will be physically settled, unless we elect cash or net share settlement under the forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash settlement or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to cash settle or net share settle. For example, we may conclude that it is in our interest to cash settle or net share settle if we have no current use for all or a portion of the net proceeds. If we elect cash or net share settlement with respect to the forward sale agreement, the forward purchaser or one of its affiliates will purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind its hedge and, if applicable in connection with net share settlement, to deliver shares to us. If the market value of our common stock at the time of such repurchase is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock at the time of such repurchase is below the forward sale price at that time, the forward purchaser will pay or deliver, as the case may be, to us under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference.

If we elect to cash settle or net share settle the forward sale agreement, we would expect the forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to stock lenders in order to close out its short position. The purchase of our common stock by the forward purchaser or its affiliate could cause the price of our common stock to increase over time, thereby increasing the amount of cash we owe to the forward purchaser or decreasing the amount of cash that the forward purchaser owes us, as the case may be, in the event of cash settlement, or increasing the number of shares of our common stock we owe to the forward purchaser or decreasing the number of shares of our common stock that the forward purchaser owes us, as the case may be, in the event of net share settlement.

Underwriting discounts and commissions

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.62475 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Over-allotment option

We have granted the underwriters an option to purchase from us directly up to an additional 600,000 shares of common stock to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The shares purchased under this over-allotment option will be purchased at the public offering price, less the underwriting discount and commissions. The underwriters may exercise this option at any time, in whole or in part, until 30 days after the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

If the underwriters exercise their over-allotment option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock in approximately the same proportion as shown in the table above. We may elect, in our sole discretion if such option is exercised, that such additional shares of common stock be sold by the forward seller to the underwriters (in which case we will enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares that are subject to the exercise of the underwriters' over-allotment option). In such event, if in the commercially reasonable judgment of the forward seller, it is unable to borrow and deliver for sale any shares of our common stock, if the forward seller determines, in its commercially reasonable judgment, that it is impracticable to borrow and deliver for sale on the anticipated closing date any shares of our common stock, or if the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date, any shares of our common stock, then such additional forward sale agreement will be terminated in its entirety. In addition, if, in the forward seller's commercially reasonable judgment, it is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, if the forward seller determines, in its commercially reasonable judgment, that it is impracticable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, then the number of shares of our common stock to which the additional forward sale agreement relates will be reduced to the number that the forward seller can so borrow and deliver. In the event that the number of shares to which the additional forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller's obligation to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares not borrowed and delivered by the forward seller. In such event, we or the representatives of the underwriters will have the right to postpone the closing date for the exercise of such option for one business day to effect any necessary changes to the documents or arrangements in connection with such closing.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are $1.04125 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per Share	$1.04125	$1.04125
Total	$4,165,000	$4,789,750

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $276,650.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.

Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

No sales of similar securities

Except in the case of physical settlement of the forward sale agreement or the offering and/or sale of our common stock in this offering, we have agreed that we will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any other such securities (regardless of whether any such transactions described in clause (1) or (2) above is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period beginning on the date of this prospectus and ending 90 days after the closing date, other than (A) any shares of our common stock issued upon the exercise of options previously granted or delivered upon the lapsing of restrictions on restricted stock units under our omnibus incentive plan, (B) grants of restricted stock, performance shares and phantom stock pursuant to our omnibus incentive plan, (C) offers and sales of our common stock pursuant to our dividend reinvestment and direct stock purchase plan, retirement savings plan and non-qualified deferred compensation plan and (D) the filing of any registration statement under the Securities Act on Form S-8 or Form S-3 with respect to any such plan. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period beginning on the date of this prospectus and ending 90 days after the closing date, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, other than (A) transfers of shares of our common stock as a bona fide gift or gifts, (B) the distribution of shares of our common stock to members or stockholders affiliated with such officer or director, (C) any shares of our common stock offered, sold or otherwise disposed of pursuant to a written plan for trading securities in effect on the date hereof, which was established pursuant to and in accordance with Rule 10b5-1(c) under the Exchange Act, (D) any sale of shares of our common stock to us to discharge tax withholding obligations resulting from the vesting of equity awards acquired by such officer or director through our stock and incentive compensation plans, and (E) any sale of shares of our common stock as part of a cashless exercise of stock options held by such officer or director as of the date of this prospectus supplement, which expire on December 12, 2010. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the New York Stock Exchange under the symbol "BKH."

Price stabilization and short positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Sales outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

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to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

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to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger[s] for any such offer; or

•
in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Conflicts of interest

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

All of the proceeds of this offering (excluding proceeds to us with respect to any shares of common stock that we sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters, and excluding any proceeds to us if the underwriters exercise their over-allotment option and we elect to issue the additional shares to cover such over-allotments directly) will be paid to the forward purchaser. As a result, an affiliate of J.P. Morgan Securities LLC will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of NASD Rule 2720 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not necessary in connection with this offering because the shares of common stock have a "bond fide market" (as such terms are defined in NASD Rule 2720).

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. An affiliate of each of J.P. Morgan Securities LLC, BMO Capital Markets Corp., RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and Scotia Capital (USA) Inc. is a lender under our Revolving Credit Facility. If we elect physical settlement, we intend to use net proceeds we receive upon physical settlement of the forward sale agreement to, among other things, repay borrowings under our Revolving Credit Facility. As a result, affiliates of certain of the underwriters may receive more than 5% of the net proceeds. An affiliate of BMO Capital Markets Corp. is a hedging counterparty for two of our interest rate hedges.

 Legal opinions

The validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Steven J. Helmers, Senior Vice President-General Counsel of Black Hills Corporation. Certain other legal matters will be passed upon for us by Conner & Winters, LLP, Tulsa, Oklahoma. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York. Mr. Helmers owns, directly or indirectly, 37,951 shares of our common stock, and holds options to purchase an additional 19,110 shares.

Experts

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Black Hills Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule, and include an explanatory paragraph referring to the Company's change in an accounting principle and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule, have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2009, 2008 and 2007, included in our Annual Report on Form 10-K filed on February 26, 2010, and incorporated by reference in this prospectus supplement, from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc., as experts in such matters.

 Incorporation of certain documents by reference

The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information included directly in this prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-31303) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus supplement and the accompanying prospectus:

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively;

•
Our Current Reports on Form 8-K filed on January 6, 2010, February 3, 2010, April 21, 2010, May 13, 2010, May 26, 2010, June 3, 2010, July 13, 2010, July 15, 2010, September 1, 2010 and September 10, 2010; and

•
The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus supplement for the purpose of updating the description.

These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus supplement and accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.blackhillscorp.com) or by writing or telephoning us at the following address:

  Black Hills Corporation
  625 Ninth Street
  Rapid City, South Dakota 57701
  Attention: Investor Relations
  (605) 721-1700

PROSPECTUS

BLACK HILLS CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Purchase Contracts
Units

        We may from time to time offer to sell senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts or units. We sometimes refer to the securities listed above as the "securities." Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "BKH."

        There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in the accompanying prospectus supplement as well as the risk factors discussed in our periodic reports that we file with the Securities and Exchange Commission, for a better understanding of the risks and uncertainties that investors in our securities should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is October 22, 2009.

        You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus or any prospectus supplement may only be accurate on the date of those documents.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of the contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "Black Hills," the "Company," "we," "us" and "our" generally refer to Black Hills Corporation and all of its subsidiaries collectively.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain "forward-looking statements" within the meaning of the Federal securities laws. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the Risk Factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports that we file with the SEC from time to time, and the following:

  •
  Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel and purchased power in our regulated utilities;

  •
  Our ability to obtain permanent financing for our recent acquisition and other capital expenditures on reasonable terms;

  •
  Our ability to successfully integrate and profitably operate any recent and future acquisitions;

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  The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

  •
  Our ability to successfully maintain our corporate credit rating;

  •
  Our ability to complete the permitting, construction, start-up and operation of power generating facilities in a cost-effective and timely manner;

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  The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest or foreign exchange rates, and the demand for our services, any of which can affect our earnings, our financial liquidity and the underlying value of our assets;

  •
  Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by Federal, state and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force and equipment, or the possibility of reductions in our drilling program resulting from the current economic climate and commodity prices, which also may prevent us from maintaining production rates and replacing reserves with respect to our oil and gas properties;

  •
  Our ability to accurately estimate demand from our customers for natural gas;

  •
  Our ability to provide accurate estimates of proved oil and gas reserves, coal reserves and future production rates and associated costs;

  •
  The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

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  The timing and extent of scheduled and unscheduled outages of power generation facilities;

  •
  The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;

  •
  The possibility that that we may be required to take impairment charges under the SEC's full cost ceiling test for the accumulated costs of our natural gas and oil reserves;

  •
  Changes in business and financial reporting practices arising from the enactment of the Energy Policy Act of 2005 and subsequent rules and regulations promulgated thereunder;

  •
  Our ability to effectively use derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;

  •
  Our ability to minimize losses related to defaults on amounts due from customers and counterparties, including counterparties to trading and other commercial transactions;

  •
  The amount of collateral required to be posted from time to time in our transactions;

  •
  Our ability to comply, or to make expenditures required to comply, with changes in laws and regulations, particularly those relating to taxation, safety and protection of the environment and to recover those expenditures in our customer rates, where applicable;

  •
  Our ability to recover our borrowing costs, including debt service costs, in our customer rates;

  •
  Liabilities for environmental conditions, including remediation and reclamation obligations, under environmental laws;

  •
  Changes in state laws or regulations that could cause us to curtail our independent power production or exploration and production activities;

  •
  Weather and other natural phenomena;

  •
  Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidations and changes in competition, (ii) changing conditions in the capital and credit markets, which affect our ability to raise capital on favorable terms, and (iii) general economic and political conditions, including tax rates or policies and inflation rates;

  •
  The effect of accounting policies issued periodically by accounting standard-setting bodies;

  •
  The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions or events;

  •
  The outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements on our financial condition or results of operations;

  •
  Federal and state laws concerning climate change and air emissions, including emission reduction mandates and renewable energy portfolio standards, may materially increase our generation and production costs and could render some of our generating units uneconomical to operate and maintain;

  •
  Price risk due to marketable securities held as investments in benefit plans; and

  •
  Risk factors discussed in any accompanying prospectus supplement.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

 BLACK HILLS CORPORATION

        We are a diversified energy company. Our predecessor company, Black Hills Power and Light Company was incorporated and began providing electric utility service in 1941 and began selling and marketing various forms of energy on an unregulated basis in 1956. We operate principally in the United States with two major business groups: utilities and non-regulated energy.

        Our utilities group conducts business in two segments:

  •
  Electric Utilities.  Our electric utilities, which include Black Hills Power, Inc., Cheyenne Light, Fuel & Power Company, and Colorado Electric Utility Company, LP, generate, transmit and distribute electricity to customers in Colorado, Montana, South Dakota and Wyoming, and Cheyenne Light's gas distribution operations which are included in this segment distribute natural gas to customers in the vicinity of Cheyenne, Wyoming.

  •
  Gas Utilities.  Our gas utilities, which include Black Hills Colorado Gas Utility Company, LP, Black Hills Iowa Gas Utility Company, LLC, Black Hills Kansas Gas Utility Company, LLC, and Black Hills Nebraska Gas Utility Company, LLC, distribute natural gas to customers in Colorado, Iowa, Kansas and Nebraska.

        Our non-regulated energy group conducts business in four segments:

  •
  Oil and Gas.  Black Hills Exploration and Production, Inc. and its subsidiaries acquire and develop natural gas and crude oil properties and produce natural gas and crude oil, primarily in the Rocky Mountain region of the United States.

  •
  Coal Mining.  Wyodak Resources Development Corporation mines and sells coal at our coal mine located near Gillette, Wyoming.

  •
  Energy Marketing.  Enserco Energy, Inc. is engaged in the marketing of natural gas and crude oil, primarily in the Rocky Mountain, Western and Mid-continent regions of the United States and in Canada.

  •
  Power Generation.  Black Hills Electric Generation, LLC, and its subsidiaries, including Black Hills Wyoming, LLC, produce and sell electric capacity and energy through a portfolio of generating plants in Wyoming and Idaho.

        We are a South Dakota corporation. Our headquarters and principal executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is (605) 721-1700. Our Internet address is www.blackhillscorp.com. Information on our website does not constitute part of this prospectus.

Recent Development

        New generation facility to be built by our Black Hills Colorado independent power subsidiary.    Our Black Hills Colorado independent power subsidiary ("BHCI") has been selected to provide 200 megawatts ("MW") of power to our indirect, wholly-owned subsidiary, Black Hills Colorado Electric Utility Company, LP ("Black Hills Energy-Colorado Electric"). BHCI plans to build the 200 MW natural gas-fired electric generation facility in Colorado and sell the power to Black Hills Energy-Colorado Electric through a 20-year power purchase agreement. The new generation facility is expected to cost between $240 million and $265 million and we anticipate that the facility will be completed by January 1, 2012. Our non-regulated power plant operations currently consist of 120 MW of net generation capacity.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividends for each period indicated. The ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings consist of income (loss) from continuing operations (before adjustment for income taxes, non-controlling interests or income or loss from equity investees), plus fixed charges, amortization of capitalized interest and distributed income of equity investees and less interest capitalized, preference security dividend requirements of consolidated subsidiaries and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and an estimate of the interest within rental expense.

	Years Ended December 31,						Six Months Ended June 30,
	2004	2005	2006	2007	2008		2008	2009
Ratio of earnings to fixed charges	3.77	3.70	3.29	4.21	N/A	(2)	2.69	2.61
Ratio of earnings to fixed charges and preferred stock dividends(1)	3.70	3.67	3.29	4.21	N/A	(2)	2.69	2.61

(1)
No shares of preferred stock were outstanding during any of the periods subsequent to 2005.

(2)
In 2008, earnings were insufficient to cover fixed charges by $85.3 million.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities described in this prospectus for working capital and general corporate purposes, which may include:

  •
  repayment or refinancing of outstanding debt;

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  capital expenditures;

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  acquisitions;

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  investments; and

  •
  other business opportunities.

DESCRIPTION OF
SENIOR DEBT SECURITIES

General

        The following description applies to the senior debt securities offered by this prospectus. The senior debt securities will be direct, unsecured obligations of Black Hills and will rank on a parity with all of our outstanding unsecured senior indebtedness. The senior debt securities may be issued in one or more series. The senior debt securities will be issued under that certain indenture dated as of May 21, 2003, between us and Wells Fargo Bank, National Association, as successor trustee, as supplemented by that certain First Supplemental Indenture thereto dated as of May 21, 2003, and as further supplemented by that certain Second Supplemental Indenture dated as of May 14, 2009.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the senior debt securities to which any prospectus supplement may relate. The particular terms of any senior debt security and the extent, if any, to which these general provisions may apply to the senior debt securities will be described in the prospectus supplement relating to the senior debt securities.

        The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under it. Rather, the indenture provides that senior debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Senior debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the senior debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Senior debt securities of a series may be issuable in registered form without coupons, which we refer to as "registered securities," or in the form of one or more global securities in registered form, which we refer to as "global securities."

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of senior debt securities for which this prospectus is being delivered:

  •
  the title of the senior debt securities;

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  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the senior debt securities;

  •
  the priority of payment of the senior debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the senior debt securities will be issued;

  •
  the date or dates on which the principal of the senior debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the senior debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the senior debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the senior debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global senior debt security will be paid;

  •
  each office or agency where the senior debt securities may be presented for registration of transfer or exchange;

  •
  the place or places where the principal of and any premium and interest on the senior debt securities will be payable;

  •
  the date or dates, if any, after which the senior debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the senior debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the senior debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the senior debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the senior debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the senior debt securities;

  •
  the payment of any additional amounts with respect to the senior debt securities;

  •
  whether any of the senior debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  any additional covenants or events of default not currently included in the indenture relating to the senior debt securities; and

  •
  any other terms of the senior debt securities not inconsistent with the provisions of the indenture.

        If any of the senior debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of senior debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of senior debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Senior debt securities may be issued as original issue discount senior debt securities, which bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the senior debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the senior debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those senior debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a senior debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a senior debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any senior debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will be issued only as registered securities. Senior debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other senior debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Senior Debt Securities

        Senior debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of senior debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the senior debt security is registered at the close of business on the regular record date for the payment.

Consolidation, Merger or Sale of Assets

        The indenture relating to the senior debt securities provides that we may, without the consent of the holders of any of the senior debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the senior debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the senior debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the senior debt securities do not contain provisions which would protect holders of the senior debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of senior debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the senior debt securities. However, no modification or alteration may be made without the consent of the holder of each senior debt security affected which would, among other things,

  •
  modify the terms of payment of principal of or any premium or interest on the senior debt securities; or

  •
  reduce the percentage in principal amount of outstanding senior debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to senior debt securities of any series is defined in the indenture to include:

  (1)
  default in the payment of principal of or any premium on any of the outstanding senior debt securities of that series when due;

  (2)
  default in the payment of interest on any of the outstanding senior debt securities of that series when due and continuance of such default for 30 days;

  (3)
  default in the performance of any of our other covenants in the indenture with respect to the senior debt securities of that series and continuance of such default for 60 days after written notice;

  (4)
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  (5)
  any other event that may be specified in a prospectus supplement with respect to any series of senior debt securities.

        If an event of default with respect to any series of outstanding senior debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all senior debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive an event of default resulting in acceleration of the senior debt securities, but only if all events of default with respect to senior debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the senior debt securities of that series. Prior to acceleration of maturity of the outstanding senior debt securities of any series, the holders of a majority in aggregate principal amount of the senior debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the senior debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any senior debt securities, the whole amount then due and payable on the affected senior debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any senior debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the senior debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the senior debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all senior debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the senior debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of senior debt securities will be set forth in the prospectus supplement relating to that series of senior debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF
SUBORDINATED DEBT SECURITIES

General

        The following description applies to the subordinated debt securities offered by this prospectus. The subordinated debt securities will be unsecured, subordinated obligations of Black Hills. The subordinated debt securities may be issued in one or more series. The subordinated debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the subordinated debt securities to which any prospectus supplement may relate. The particular terms of any subordinated debt security and the extent, if any, to which these general provisions may apply to the subordinated debt securities will be described in the prospectus supplement relating to the subordinated debt securities.

        The indenture does not limit the aggregate principal amount of subordinated debt securities which may be issued under it. Rather, the indenture provides that subordinated debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Subordinated debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the subordinated debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Subordinated debt securities of a series may be issuable in the form of registered securities or global securities.

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of subordinated debt securities for which this prospectus is being delivered:

  •
  the title of the subordinated debt securities;

  •
  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the subordinated debt securities;

  •
  the priority of payment of the subordinated debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the subordinated debt securities will be issued;

  •
  the date or dates on which the principal of the subordinated debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the subordinated debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the subordinated debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global subordinated debt security will be paid;

  •
  the place or places where the principal of and any premium and interest on the subordinated debt securities will be payable;

  •
  each office or agency where the subordinated debt securities may be presented for registration of transfer or exchange;

  •
  the date or dates, if any, after which the subordinated debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the subordinated debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the subordinated debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the subordinated debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the subordinated debt securities;

  •
  the payment of any additional amounts with respect to the subordinated debt securities

  •
  whether any of the subordinated debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of subordination;

  •
  any additional covenants or events of default not currently included in the indenture relating to the subordinated debt securities; and

  •
  any other terms of the subordinated debt securities not inconsistent with the provisions of the indenture.

        If any of the subordinated debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of subordinated debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of subordinated debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Subordinated debt securities may be issued as original issue discount securities, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the subordinated debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the subordinated debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those subordinated debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a subordinated debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a subordinated debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any subordinated debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will be issued only as registered securities. Subordinated debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other subordinated debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Subordinated Debt Securities

        Subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of subordinated debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the subordinated debt security is registered at the close of business on the regular record date for the payment.

Subordination

        The subordinated debt securities will be subordinated and junior in right of payment to some of our other indebtedness (which may include senior indebtedness for money borrowed) to the extent described in the applicable prospectus supplement. At June 30, 2009, we had an aggregate amount of approximately $1.0 billion of indebtedness that would be senior to any subordinated debt securities that we may issue.

Consolidation, Merger or Sale of Assets

        The indenture relating to the subordinated debt securities provides that we may, without the consent of the holders of any of the subordinated debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the subordinated debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the subordinated debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the subordinated debt securities do not contain provisions which would protect holders of the subordinated debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of subordinated debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the subordinated debt securities. However, no modification or alteration may be made without the consent of the holder of each subordinated debt security affected which would, among other things,

  •
  modify the terms of payment of principal of or any premium or interest on the subordinated debt securities;

  •
  adversely modify the subordination terms of the subordinated debt securities; or

  •
  reduce the percentage in principal amount of outstanding subordinated debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to subordinated debt securities of any series is defined in the indenture to include:

  (1)
  default in the payment of principal of or any premium on any of the outstanding subordinated debt securities of that series when due;

  (2)
  default in the payment of interest on any of the outstanding subordinated debt securities of that series when due and continuance of such default for 30 days;

  (3)
  default in the performance of any of our other covenants in the indenture with respect to the subordinated debt securities of that series and continuance of such default for 60 days after written notice;

  (4)
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  (5)
  any other event that may be specified in a prospectus supplement with respect to any series of subordinated debt securities.

        If an event of default with respect to any series of outstanding subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive an event of default resulting in acceleration of the subordinated debt securities, but only if all events of default with respect to subordinated debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the subordinated debt securities of that series. Prior to acceleration of maturity of the outstanding subordinated debt securities of any series, the holders of a majority in aggregate principal amount of the subordinated debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the subordinated debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any subordinated debt securities, the whole amount then due and payable on the affected subordinated debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any subordinated debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the subordinated debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the subordinated debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all subordinated debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of subordinated debt securities will be set forth in the prospectus supplement relating to that series of subordinated debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF
CAPITAL STOCK

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, without par value. As of July 31, 2009, 38,842,133 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders may use cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to receive equally dividends as they may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

        Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of our common stock are, and the shares of common stock we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by our shareholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ from common stock and other series of preferred stock with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of additional series of preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to holders of common stock;

  •
  adversely affect the rights and powers, including voting rights, of holders of common stock; and

  •
  have the effect of delaying, deferring or preventing a change in control.

Depositary Shares

        We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Anti-Takeover Effects of South Dakota Law and Provisions of Our Charter and Bylaws

        South Dakota law and our articles of incorporation and bylaws contain certain provisions that may be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

  Control Share Acquisitions

        The control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act provide generally that the shares of a publicly held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

  •
  the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

  •
  the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3% and 50%, respectively. We have elected in our articles of incorporation not to be subject to these provisions of South Dakota law.

  Business Combinations

        We are subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly held South Dakota corporation from engaging in a "business combination" with an "interested shareholder", unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Unless the interested shareholder has been an interested shareholder for at least four years, a business combination with the interested shareholder must be approved by the board of directors of the corporation prior to the date of the interested shareholder's acquisition of the corporation's voting stock, by the affirmative vote of all of the holders of all of the outstanding voting shares, or, under some circumstances, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. After the four year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. Generally, an "interested shareholder" is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of the corporation's voting stock. A "business combination" includes a merger, a transfer of 10% or more of the corporation's assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation's outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. The provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act may delay, defer or prevent a change in control of us without the shareholders taking further action.

        The South Dakota Domestic Public Corporation Takeover Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would otherwise have a fiduciary duty to approve.

  Fair Price Provision

        Our articles of incorporation require the affirmative vote of the holders of 80% or more of the outstanding shares of our voting stock to approve any "business transaction" with any "related person" or any "business transaction" in which a "related person" has an interest. However, if a majority of the members of our board who are not affiliated with the related party approve the business transaction, or if the cash or fair market value of any consideration received by our shareholders pursuant to a business transaction meets certain enumerated requirements, then the 80% voting requirement will not be applicable. Generally, our articles of incorporation define a "business transaction" to include a merger, asset or stock sale. Our articles of incorporation generally define a "related person" as any person or entity that, together with its affiliates and associates, beneficially owns 10% or more of our outstanding voting stock. The likely effect of this provision is to delay, defer or prevent a change in control.

  Board Composition

        Our articles of incorporation and bylaws provide for a staggered board of directors divided into three classes, with the term of office of one class expiring each year. Our articles of incorporation and bylaws also provide that our directors may be removed only for cause and by the affirmative vote of the majority of the remaining members of the board of directors. The likely effect of our staggered board of directors and the limitation on the removal of directors is an increase in the time required for the shareholders to change the composition of our board of directors.

  Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Our board of directors has no present intention to issue any new series of preferred stock; however, our board has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of stock, unless otherwise required by law or the rules of the stock exchange on which our common stock is listed.

  Shareholder Action by Written Consent Must Be Unanimous

        South Dakota law provides that any action which may be taken at a meeting of shareholders may be taken without a meeting if a written consent, setting forth the action taken, is signed by all of the shareholders entitled to vote with respect to the action taken. This provision prevents holders of less than all of our common stock from unilaterally using the written consent procedure to take shareholder action.

  Advance Notice

        Our bylaws provide that proposals and director nominations made by a shareholder to be voted upon at any annual meeting or special meeting of shareholders may be taken only if such proposal or director nomination is "properly brought" before such meeting. In order for any matter to be considered "properly brought" before an annual meeting or a special meeting, a shareholder must comply with certain requirements regarding advance notice to the company. The advance notice provisions could have the effect of delaying until the next shareholders meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities.

Transfer Agent

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64856, St. Paul, Minnesota 55164-0856, and its telephone number for shareholder services is (800) 468-9716.

DESCRIPTION OF
WARRANTS

Offered Warrants

        We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with one or more additional warrants or debt or equity securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date.

  Debt Warrants

        We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale.

  Equity Warrants

        We may also issue, together with equity securities or separately, warrants to purchase, including warrant spreads, shares of our common or preferred stock on terms to be determined at the time of sale.

General Terms of Warrants

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants and warrant spreads:

  •
  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  •
  the currency with which the warrants may be purchased;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

  •
  any applicable material United States federal income tax consequences;

  •
  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination agents or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of the securities issuable upon exercise of the warrants;

  •
  the antidilution provisions of the warrants, if any;

  •
  any redemption or call provisions;

  •
  the exercise price and procedures for exercise of the warrants;

  •
  the terms of any warrant spread and the market price of our common stock which will trigger our obligation to issue shares of our common stock in settlement of a warrant spread;

  •
  whether the warrants are to be sold separately or with other securities as part of units; and

  •
  any other terms of the warrants.

Significant Provisions of the Warrant Agreements

        We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive, and holders of warrants should review the detailed description of the relevant warrant agreement included in any prospectus supplement.

  Modifications Without Consent of Warrantholders

        We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

  •
  cure any ambiguity;

  •
  cure, correct or supplement any defective or inconsistent provision; or

  •
  amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

  Enforceability of Rights of Warrantholders

        The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

  Registration and Transfer of Warrants

        Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

  New York Law to Govern

        The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF
PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus (or a range of principal amount or number of shares pursuant to a predetermined formula) at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders' obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and in some circumstances we may deliver newly issued prepaid purchase contracts, often referred to as "prepaid securities," upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

        The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, such other securities or obligations. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements, relating to the purchase contracts.

DESCRIPTION OF
UNITS

        We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and/or common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

        From time to time, we may sell the securities offered by this prospectus:

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  through underwriters or dealers;

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  through agents;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement. Any underwriter, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

        The applicable prospectus supplement relating to the securities will set forth:

  •
  their offering terms, including the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the net proceeds we may receive from the sale;

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  any underwriting discounts, fees, commissions and other items constituting compensation to underwriters, dealers or agents;

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  any initial public offering price;

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  any discounts, commissions or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

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  any securities exchanges on which the securities may be listed.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions,

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  at a fixed price or prices which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each class or series of securities will be a new issue of securities with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

 LEGAL OPINIONS

        The validity of the securities offered by this prospectus will be passed upon for Black Hills Corporation by Steven J. Helmers, Senior Vice President-General Counsel of Black Hills, with respect to matters governed by South Dakota law, and by Conner & Winters, LLP, Tulsa, Oklahoma, special counsel to Black Hills, with respect to matters governed by New York law. Certain legal matters will be passed upon for Black Hills by Conner & Winters, LLP, Tulsa, Oklahoma, and for the underwriters, dealers, or agents, if any, by their own legal counsel. Mr. Helmers owns, directly or indirectly, 34,077 shares of our common stock, and holds options to purchase an additional 19,110 shares.

EXPERTS

        The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Black Hills Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The combined balance sheets as of December 31, 2007, and 2006, of the Aquila, Inc. Utilities to be Acquired by Black Hills and the related statements of income, changes in parent company investment, and cash flows for the years then ended, included in our Current Report on Form 8-K dated September 29, 2008, have been incorporated in the registration statement by reference, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and in reliance upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and FASB Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2008 and 2007 included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this prospectus from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc. as experts in such matters.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this prospectus from the reserve report of Ralph E. Davis Associates, Inc., independent petroleum engineers, given on the authority of Ralph E. Davis Associates, Inc. as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-31303) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

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  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

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  The information included under Items 5.03 and 8.01 of our Current Report on Form 8-K filed on February 3, 2009, our Current Report on Form 8-K/A filed on September 29, 2008, and our Current Reports on Form 8-K filed on May 14, 2009, May 28, 2009, October 20, 2009 and October 22, 2009; and

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  The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.blackhillscorp.com) or by writing or telephoning us at the following address:

  Black Hills Corporation
  625 Ninth Street
  Rapid City, South Dakota 57701
  Attention: Investor Relations
  (605) 721-1700

4,000,000 Shares

BLACK HILLS CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	BMO Capital Markets	RBC Capital Markets	Credit Suisse

Co-Managers

Credit Agricole CIB	D.A. Davidson & Co.	Mitsubishi UFJ Securities
Piper Jaffray	RBS	Scotia Capital

November 10, 2010